Exhibit 99.1

EXCERPTS FROM THE PRELIMINARY OFFERING MEMORANDUM,

DATED JANUARY 5, 2024

NON-GAAP FINANCIAL MEASURES

The rules of the SEC regulate the use in filings with the SEC of “non-GAAP financial measures,” such as EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow and certain related ratios that are derived on the basis of methodologies other than in accordance with U.S. GAAP. We have included EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow metrics in this offering memorandum because we believe that they provide investors with additional information to measure our performance and evaluate our ability to service our debt. Our use of the terms EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow may vary from the use of such terms by others in our industry and should not be considered as alternatives to net income (loss), operating income (loss), revenues or any other performance measures derived in accordance with U.S. GAAP as measures of operating performance or to cash flows as measures of liquidity.

We define EBITDA as net income (loss), before interest expense (excluding non-recourse debt), a provision for income taxes and depreciation and amortization. We evaluate our operating performance using a metric we refer to as “Adjusted EBITDA,” which we define as EBITDA, as previously defined, further adjusted to exclude certain items, including, but not limited to, gains, losses and expenses in connection with: (i) other gains, including asset dispositions and foreign currency transactions; (ii) debt restructurings/retirements; (iii) non-cash impairment losses; (iv) share-based and other compensation expenses; and (v) other items, including but not limited to costs associated with acquisitions, restructuring, amortization of premiums and discounts resulting from purchase accounting, and other non-cash and one-time charges. We define “Pro Forma Adjusted EBITDA” as Adjusted EBITDA as adjusted for certain additional items as permitted by the indenture that will govern the notes, the indentures that govern the Existing HGV Notes and the credit agreement that governs our Senior Secured Credit Facilities. We defined “Pro Forma Adjusted EBITDA Attributable to Stockholders” as Pro Forma Adjusted EBITDA as adjusted for net income (loss) attributable to non-controlling interests. We define Adjusted Free Cash Flow as net cash provided by operating activities, adjusted for capital expenditures for property and equipment, software capitalization costs, non-recourse debt activity, net, acquisition and integration-related expense and other adjustment items.

EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow are not recognized terms under U.S. GAAP and should not be considered as alternatives to net income (loss) or other measures of financial performance or liquidity derived in accordance with U.S. GAAP. In addition, our definitions of EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow may not be comparable to similarly titled measures of other companies.

We believe that EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow provide useful information to investors about us and our financial condition and results of operations for the following reasons: (i) EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow are among the measures used by our management team to evaluate our operating performance and make day-to-day operating decisions; and (ii) EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow are frequently used by securities analysts, investors and other interested parties as a common performance measure to compare results or estimate valuations across companies in our industry.

EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow have limitations as analytical tools and should not be considered either in isolation or as a substitute for net income (loss), cash flow or other methods of analyzing our results as reported under U.S. GAAP. Some of these limitations are:

•	EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Pro Forma Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

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EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow do not reflect our interest expense (excluding interest expense on non-recourse debt), or the cash requirements necessary to service interest or principal payments on our indebtedness;

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EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow do not reflect our tax expense or the cash requirements to pay our taxes;

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EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Pro Forma Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;

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EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow do not reflect the effect on earnings or changes resulting from matters that we consider not to be indicative of our future operations;

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EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow do not reflect any cash requirements for future replacements of assets that are being depreciated and amortized; and

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EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow may be calculated differently from other companies in our industry limiting their usefulness as comparative measures.

In calculating EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow, we make certain adjustments that are based on assumptions and estimates that may prove to have been inaccurate. For example, Pro Forma Adjusted EBITDA presented in this offering memorandum includes an adjustment to reflect anticipated cost savings from the Acquisition, which adjustment is permitted under the credit agreement that governs our Senior Secured Facilities, the indentures governing the Existing HGV Notes and will be permitted under the indenture that will govern the notes. We may be required to make expenditures to achieve such cost savings. However, the presentation of Pro Forma Adjusted EBITDA does not reflect such expenditures. In addition, we may not fully realize such cost savings promptly after the Acquisition or at all. Accordingly, you should not view our presentation of this adjustment as a projection that we will achieve these cost savings but rather only as an indication of our current expectations and to show how Adjusted EBITDA will be calculated for the purposes of monitoring covenant compliance in the credit agreement governing our Senior Secured Facilities, the indentures governing the Existing HGV Notes and the indenture that will govern the notes.

Because of these limitations, EBITDA, Adjusted EBITDA, Pro Forma Adjusted EBITDA, Pro Forma Adjusted EBITDA Attributable to Stockholders and Adjusted Free Cash Flow should not be considered as discretionary cash available to us to reinvest in the growth of our business or as measures of cash that will be available to us to meet our obligations.

CERTAIN DEFINITIONS

As used in this offering memorandum, unless otherwise specified or the context otherwise requires, references to:

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“Bass Pro” refers to Bass Pro, LLC, a Delaware limited liability company, and its direct or indirect, wholly-owned subsidiaries, including, Bass Pro Intellectual Property, L.L.C., a Missouri limited liability company;

•	“Bluegreen” refers to Bluegreen Vacations Corporation, a subsidiary of BVH Parent, and its consolidated subsidiaries, where the context requires;

•	“BVH” refers to BVH Parent and, unless the context otherwise requires, its consolidated subsidiaries;

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“contract sales” represents the total amount of VOI products under purchase agreements signed during the period where we have received a down payment of at least 10 percent of the contract price. Contract sales is not a recognized term under U.S. GAAP, and should not be considered in isolation or as an alternative to sales of VOIs, net, or any other comparable operating measure derived in accordance with U.S. GAAP. For further discussion of contract sales, see “Summary—Summary Historical Consolidated Financial Information of HGV” and “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Real Estate Sales and Financing Segment—Real Estate” in HGV Parent’s FY 2022 10-K and “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Results of Operations—Real Estate Sales and Financing Segment—Real Estate” in HGV Parent’s Q3 2023 10-Q, each incorporated by reference in this offering memorandum;

•	“developed” refers to VOI inventory sourced from projects developed by HGV;

•	“fee-for-service” refers to VOI inventory we sell and manage on behalf of third-party developers;

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“Hilton” refers to Hilton Worldwide Holdings Inc. and its consolidated subsidiaries, and references to “Hilton Parent” or “Parent” refer only to Hilton Worldwide Holdings Inc., exclusive of its subsidiaries;

•	“Hilton Grand Vacations,” “HGV,” “we,” “our,” “us,” “the Company” and “our company” refer to Hilton Grand Vacations Inc. and its consolidated subsidiaries;

•	“Issuer” has the meaning set forth above and includes the Co-Issuer, unless the context otherwise requires;

•	“just-in-time” refers to VOI inventory sourced in transactions that are designed to closely correlate the timing of the acquisition with our sale of that inventory to purchasers;

•	“owned inventory” refers to our developed and just-in-time VOI inventory;

•	“Spin-Off” refers to the tax-free spin-off of HGV from Hilton completed on January 3, 2017;

•	“VOI” refers to vacation ownership intervals and interests; and

•	“Woodbridge” refers to Woodbridge Holdings Corporation, a subsidiary of BVH, exclusive of its subsidiaries.

SUMMARY

This summary highlights certain information contained elsewhere in this offering memorandum and in the documents incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in the notes. The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this offering memorandum, including (i) the matters discussed under the captions “Risk Factors” appearing in this offering memorandum and in the documents incorporated by reference herein, (ii) our financial statements incorporated by reference herein and (iii) BVH’s financial statements included in this offering memorandum.

OUR COMPANY

Hilton Grand Vacations is a global timeshare company engaged in developing, marketing, selling, managing and operating timeshare resorts, timeshare plans and ancillary reservation services, under the Hilton Vacation Club, Hilton Grand Vacations and Hilton Club brands. Our operations primarily consist of: selling vacation ownership intervals and VOIs for us and third parties; financing and servicing loans provided to consumers for their VOI purchases; operating resorts and timeshare plans; and managing our points-based Hilton Grand Vacations Club and Hilton Club exchange programs and the Diamond points-based multi-resort timeshare clubs and exchange programs, primarily under the umbrella of HGV Max.

During 2022, we began offering a new club membership called HGV Max across certain of our sales centers. For any customer who purchases a VOI, this membership provides the ability to use points across all properties within our network. The membership provides new destinations for existing club owners and broader vacation opportunities for new buyers. It also combines the best benefits from our existing programs, new travel benefits, Hilton hotel discounts and benefits and alternative experiential options available to HGV Max owners. Our club offerings, including HGV Max, are collectively referred to as “Clubs”.

As of September 30, 2023, we have over 150 properties located in the United States, Europe, Mexico, the Caribbean, Canada and Japan. A significant number of our properties and VOIs are concentrated in Florida, Europe, Hawaii, California, Arizona, Nevada and Virginia and feature spacious, condominium-style accommodations with superior amenities and quality service. As of September 30, 2023, we had approximately 526,000 members across our club offerings. Based on the type of Club membership, members have the flexibility to exchange their VOIs for stays at any Hilton Grand Vacations resort, any property in the Hilton system of 22 industry-leading brands across approximately 7,300 properties, or affiliated properties, as well as numerous experiential vacation options, such as cruises and guided tours, or they have the option to exchange their VOI for various other timeshare resorts throughout the world through an external exchange program.

Our compelling VOI product allows customers to advance purchase a lifetime of vacations. Because our VOI owners generally purchase only the vacation time they intend to use each year, they are able to efficiently split the full cost of owning and maintaining a vacation residence with other owners. Our customers also benefit from the amenities and service at our Hilton-branded resorts and Diamond resorts. Furthermore, our points-based platform offers members tremendous flexibility, enabling us to more effectively adapt to their changing vacation needs over time. Building on the strength of that platform, we continuously seek new ways to add value to our Club memberships, including enhanced product offerings, greater geographic distribution, broader exchange networks and further technological innovation, all of which drive better, more personalized vacation experiences and guest satisfaction.

As innovators in the timeshare business, we enhance our inventory strategy by developing an inventory mix focused on developed properties as well as fee-for-service and just-in-time agreements to sell VOIs on behalf of or acquired from third-party developers.

We operate our business across two segments: (1) real estate sales and financing and (2) resort operations and club management. For more information regarding our segments, see “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HGV Parent’s FY 2022 10-K, “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Overview—Our Segments” in HGV Parent’s Q3 2023 10-Q, Note 22: Business Segments in our audited consolidated financial statements and Note 16: Business Segments in our unaudited condensed consolidated financial statements, each incorporated by reference in this offering memorandum.

Our real estate sales and financing segment primarily generates revenue from:

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VOI Sales—We sell our owned inventory and interests directly and, through our fee-for-service agreements, we sell VOIs on behalf of third-party developers using the Hilton Grand Vacations brand in exchange for sales, marketing and brand fees. Under these fee-for-service agreements, we earn commission fees based on a percentage of total interval sales.

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Financing—We provide consumer financing, which includes interest income generated from the origination of consumer loans to members to finance their purchase of VOIs owned by us. We also generate fee revenue from servicing the loans provided by third-party developers to purchasers of their VOIs.

Our resort operations and club management segment primarily generates revenue from:

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Resort Management—Our resort management services primarily consist of operating properties under management agreements for the benefit of homeowners’ associations (“HOAs”) of VOI owners at both our resorts and those developed by third parties. Our management agreements with HOAs provide for a cost-plus management fee, which means we generally earn a fee equal to 10% to 15% of the costs to operate the applicable resort.

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Club Management—We operate and manage the Clubs and receive annual membership fees as well as incremental fees depending on exchanges and transactions members choose for other vacation products and services within the Club system.

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Rental of Available Inventory—We generate rental revenue from unit rentals of unsold inventory and inventory made available due to ownership exchanges through our Clubs programs. This allows us to utilize otherwise unoccupied inventory to generate additional revenues. We also earn fee revenue from the rental of inventory owned by third parties as well as revenue from retail, spa and other outlets at our timeshare properties.

HGV’s tour flow consisted of 598,021 tours for the twelve months ended September 30, 2023, compared to 517,117 tours for the year ended December 31, 2022, 298,044 tours for the year ended December 31, 2021 and 127,085 tours for the year ended December 31, 2020. As of September 30, 2023, HGV had approximately 526,000 members, compared to approximately 519,000 members as of December 31, 2022, 499,000 members as of December 31, 2021 and 328,000 members as of December 31, 2020. For the twelve months ended September 30, 2023, our volume per guest (“VPG”) was approximately $3,908, compared to $4,432 for the year ended December 31, 2022, $4,332 for the year ended December 31, 2021 and $3,889 for the year ended December 31, 2020. For the twelve months ended September 30, 2023, our default rate was 8.5%, compared to 7.9%, 8.9% and 6.3% for the years ended December 31, 2022, 2021 and 2020, respectively.

BVH OVERVIEW

BVH is a leading vacation ownership company that markets and sells VOIs and manages resorts in popular leisure and urban destinations. As of September 30, 2023, BVH’s resort network operates 49 Club Resorts (resorts in which owners in the Bluegreen Vacation Club (the “Vacation Club”) have the right to control and use most of the units in connection with their VOI ownership) and an additional 23 Club Associate Resorts (resorts in which owners in the Vacation Club have the right to use only a limited number of units in connection with their VOI ownership). These Club Resorts and Club Associate Resorts are primarily located in high-volume, “drive-to” vacation locations, including Orlando, Panama City Beach, Las Vegas, the Smoky Mountains, Myrtle Beach, Charleston, the Branson, Missouri area, Nashville and New Orleans, among others. Through BVH’s points-based system, the approximately 216,000 Vacation Club owners have the flexibility to stay at units available at any of BVH’s resorts and have access to over 11,600 other hotels and resorts through partnerships and exchange networks.

BVH’s sales and marketing platform is currently supported by marketing relationships with nationally recognized consumer brands, such as Bass Pro and Choice Hotels. We believe these marketing relationships have helped generate sales within BVH’s core demographic, as described below.

The Vacation Club has grown from approximately 170,000 owners as of December 31, 2012 to approximately 216,000 owners as of September 30, 2023. The average Vacation Club owner is 48 years old and has an average annual household income of approximately $84,000. According to U.S. census data, households with an annual income of $50,000 to $100,000 represent approximately 28% of the total population. We believe BVH’s ability to effectively scale the transaction size to suit its customer, as well as its high quality, conveniently located, “drive-to” resorts are key factors in attracting its core target demographic.

BVH reports its results through two reportable segments: (i) Sales of VOIs and Financing; and (ii) Resort Operations and Club Management. For more information regarding BVH’s segments, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—BVH,” and Note 17: Segment reporting in BVH’s audited consolidated financial statements and Note 14: Segment reporting in BVH’s unaudited condensed consolidated financial statements, each included in this offering memorandum.

The Sales of VOIs and Financing segment includes BVH’s marketing and sales activities related to the VOIs that are owned by BVH, VOIs BVH acquires under just-in-time and secondary market inventory arrangements, and sales of VOIs through fee-for-service arrangements with third-party developers, as well as consumer financing activities in connection with sales of VOIs owned by BVH, and title services operations.

The Resort Operations and Club Management segment includes management services activities for the Vacation Club and for a majority of the HOAs of the resorts within the Vacation Club. BVH also provides reservation services, services to owners and billing and collections services to the Vacation Club and certain HOAs, which are included in the resort operations and club management segment. Additionally, this segment includes revenue from the Traveler Plus program, food and beverage and other retail operations, rental services activities, and management of construction activities for certain fee-based developer clients.

BVH’s tour flow consisted of approximately 246,839 tours for the twelve months ended September 30, 2023, compared to 243,448 tours for the year ended December 31, 2022, 213,599 tours for the year ended December 31, 2021 and 120,801 tours for the year ended December 31, 2020. As of September 30, 2023, Bluegreen’s Vacation Club had approximately 216,000 members, compared to approximately 218,000 members as of December 31, 2022, 217,000 members as of December 31, 2021 and 218,000 members as of December 31, 2020. For the twelve months ended September 30, 2023 and the years ended December 31, 2022, 2021 and 2020, BVH’s VPG was approximately $3,152, $3,073, $2,907 and $3,046, respectively. For the twelve months ended September 30, 2023 and the years ended December 31, 2022, 2021 and 2020, BVH had default rates of 10.5%, 8.5%, 8.4% and 9.8%, respectively.

COMBINED COMPANY BUSINESS SEGMENT OVERVIEW

We will operate the combined company business across two segments:

Real Estate Sales & Financing. Within this segment, we will:

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Market and sell fee-simple VOIs developed both by us or by third parties, and source VOIs through fee-for-service agreements with third-party developers. We will also sell points-based VOI, permitting members to maintain flexibility.

•	Provide consumer financing, which includes interest income generated from the origination of consumer loans to customers to finance their purchase of VOIs and revenue from servicing the loans.

Resort Operations & Club Management. Within this segment, we will:

•	Earn revenues from Club activation fees, annual dues and transaction fees from member exchanges.

•	Provide day-to-day management services, including housekeeping services, maintenance and certain accounting and administrative services for HOAs, for which we receive recurring management fees.

•	Rent unsold VOI inventory, third-party inventory and inventory made available due to ownership exchanges through Club programs.

TRANSACTION OVERVIEW

On November 6, 2023, we announced the pending acquisition of BVH Parent pursuant to the Merger Agreement, by and among HGV Parent, Merger Sub and BVH Parent. Pursuant to the Merger Agreement, subject to customary closing conditions, Merger Sub will merge with and into BVH Parent with BVH Parent continuing as the surviving entity after the consummation of the Acquisition as an indirect wholly owned subsidiary of the HGV Parent and a direct wholly owned subsidiary of the Issuer, and each share of Class A common stock and Class B common stock of BVH issued and outstanding immediately prior to the effective time of the Merger (including shares subject to BVH restricted stock awards outstanding at the effective time of the Merger) will be canceled and converted into and exchanged for the right to receive $75.00 in cash. The $75.00 per share purchase price is subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date prior to the effectiveness of the Merger (excluding, in each case, normal quarterly cash dividends, merger, or other similar transaction). Upon consummation of the Acquisition, the BVH stockholders are expected to receive an aggregate of approximately $1,278 million in cash (based on calculations as of November 5, 2023 and assuming 17,037,783 of outstanding BVH shares, being the aggregate number of outstanding BVH shares as of November 5, 2023).

The Acquisition will broaden HGV’s offerings, customer reach and sales locations, creating a premier vacation ownership and experiences company. We believe the Acquisition will expand and diversify HGV’s lead flow through BVH’s world-class partnerships, including an exclusive marketing agreement with Bass Pro Shops and its unique base of dedicated outdoor lifestyle enthusiasts. Expanding on BVH’s existing relationship, HGV has signed a new 10-year exclusive marketing agreement with Bass Pro Shops.

We intend to use the net proceeds from this offering, or the Escrowed Funds, together with cash on hand and the proceeds of our New Term Loan Facility, to (i) finance the consummation of the Acquisition and other transactions contemplated by the Merger Agreement, including amounts payable thereunder, (ii) repay certain outstanding indebtedness, including under the Bluegreen Fifth Third Credit Facility, the BBX Note, the PCB Loan and the Subordinated Debentures, and (iii) pay related fees, costs, premiums and expenses in connection with these transactions.

On a pro forma combined basis after giving effect to the Transactions, for the twelve months ended September 30, 2023, our net income attributable to stockholders would have been $246 million and our Pro Forma Adjusted EBITDA Attributable to Stockholders would have been $1,249 million. For an explanation of how we calculate Pro Forma Adjusted EBITDA Attributable to Stockholders, see “—Summary Pro Forma Financial Information.”

STRATEGIC RATIONALE

The Acquisition is expected to provide the following strategic benefits:

•	Adds scale and diversity to HGV’s offerings

•	Increases HGV’s membership base from more than 526,000 to over 700,000 and its resort portfolio from over 150 to nearly 200 properties in 14 new geographies and eight new states.

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Complementary footprint of predominantly drive-to locations will double HGV’s presence along the East Coast and expand the number of available outdoor and ski destinations while increasing sales distribution in new key markets.

•	Extends HGV’s offerings, broadening its customer reach and expanding the relationship with the Hilton Honors program.

Complementary portfolio of high-quality properties with new geographies for HGV

1)	Excludes Bluegreen Associate properties

Broad chain scale offering more closely aligned with Hilton Honors program demographics

1)	Illustrative chain scale positioning

•	Expands and diversifies lead flow through world-class partnerships

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BVH’s longstanding strategic partnerships complement HGV’s best-in-class lead generation while providing a significant opportunity to diversify tour flow and the potential to improve resilience across cycles.

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BVH currently has a marketing presence in the majority of Bass Pro Shops and owns 51% of a joint venture with Bass Pro Shops that includes four outdoor-themed resorts, providing access to a unique and loyal customer base.

•	Unlocks potential upside by leveraging infrastructure of recent business evolution

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Allows HGV to leverage recent strategic investments, including the successful launch of its Hilton Vacation Club brand, the expanded access provided through its HGV Max membership, and the HGV Ultimate Access experiential events platform.

•	Opportunity to offer owners and members access to more vacations and experiences, including more resorts via HGV Max and across an even larger portfolio, backed by the strength of the Hilton brand.

•	Builds on the success of the HGV Ultimate Access experiential platform with the addition of BVH’s outdoor-themed properties and partnerships, including Bass Pro Shops and NASCAR.

•	BVH’s high-quality properties and trust-based structure align closely with the recently launched Hilton Vacation Club brand, which we believe will help to facilitate a smooth integration process.

•	Approximately $100 million potential annual run-rate cost savings targeted to be achieved in the first 24 months following closing of the Acquisition

•	Targeting potential future cost savings opportunities across general and administrative, sales, marketing and resort operations.

•	HGV has a strong track record of delivering deal cost savings.

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In addition, we are targeting potential future revenue synergies, which if realized, would more than offset incremental license fees attributable to the Acquisition under the A&R Hilton License Agreement (as defined herein).

•	Creates significant value with attractive financial profile, supporting higher free cash flow conversion and base of recurring Segment Adjusted EBITDA.

•	BVH has a strong track record of driving Net Owner Growth (“NOG”), generating significant lifetime value throughout the upgrade cycle.

•	The combined company is expected to generate strong free cash flow conversion to help support our capital allocation strategy—including the return of capital to shareholders.

•	We believe the Acquisition will enhance HGV’s ability to generate significant Segment Adjusted EBITDA from recurring sources, potentially adding additional resiliency to the business.

VACATION OWNERSHIP INDUSTRY OVERVIEW

The vacation ownership industry enables customers to share ownership and use of fully furnished vacation accommodations. Typically, a purchaser acquires an interest (known as a “vacation ownership interest” or a “VOI”) that is either a real estate ownership interest (known as a “timeshare estate”) or a contractual right-to-use interest (known as a “timeshare license”) in a single resort or a collection of resort properties. In the United States, most vacation ownership products are sold as timeshare estates, which can be structured in a variety of ways, including, but not limited to, a deeded real estate interest in a specified accommodation unit, an undivided interest in a building or an entire resort, or a beneficial interest in a trust that owns one or more resort properties. For many purchasers, vacation ownership provides an attractive alternative to traditional lodging accommodations (such as hotels, resorts and condominium rentals). In addition to avoiding the volatility in room rates to which traditional lodging customers are subject, vacation ownership purchasers also enjoy accommodations that typically offer more spacious floor plans and residential features, such as living rooms, multiple bedrooms, in-unit washers and dryers, and fully equipped kitchens and dining areas. Compared to traditional second-home ownership, the key advantages of vacation ownership products typically include a lower up-front acquisition cost and annual maintenance expenses, resort-style amenities such as swimming pools or fitness facilities, and the infrastructure to exchange annual usage rights to facilitate vacationing at different destinations.

The timeshare industry is one of the fastest growing segments of the global travel and tourism sector. VOI sales have grown 650% over the last 30 years, representing a compound annual growth rate of approximately 7%, with approximately 9.9 million U.S. households owning one or more types of a VOI product at the end of 2022. We believe this growth has been driven by product innovation, geographic expansion, greater consumer awareness of the value proposition of vacation ownership, and the entrance of globally recognized lodging and entertainment companies into the vacation ownership industry. At inception, timeshare products were largely limited to a fixed or floating week, whereby a customer would purchase rights to use the same property each year, typically at the same time each year. The industry has since evolved to better meet consumer demands, offering more flexible products, such as membership in multi-property networks or clubs. Additionally, product locations have expanded beyond traditional resort markets to include urban and international destinations.

Positive macroeconomic trends including increased discretionary income, improving consumer confidence and increased leisure spending, have also fueled the industry’s growth. Total VOI sales in 2022 totaled $10.5 billion, approximating sales levels in 2007, demonstrating the continued opportunity for VOI sales growth.

COMPETITIVE STRENGTHS OF THE COMBINED BUSINESS

Industry Leading Diverse Portfolio and Owner Network. The Acquisition will combine a leading vacation ownership company with HGV’s strong brand and culture, creating the premier vacation ownership company with one of the broadest offerings in the industry. HGV offers world-class hospitality with the strength of the trusted Hilton brand with properties in premier resort destinations as well as a proven track record of NOG and industry-leading VPG. BVH’s portfolio of 48 high-quality properties to be rebranded to HGV brands with strong regional drive-to market exposure and complementary midscale to upper-midscale offerings, is highly complementary to HGV’s portfolio and adds 14 new geographies and 8 new states to HGV’s existing footprint.

We believe the Acquisition will reinforce HGV’s position as a leader in the vacation ownership space and increases vacation options for the combined owner base. BVH’s complementary footprint will bolster HGV’s strong network of beach, attraction-based, and urban markets, while adding new regional drive-to destinations. The combined company will have over 700,000 members and nearly 200 resorts.

Additionally, we believe BVH’s Bass Pro partnership presents a compelling opportunity to expand and diversify lead generation and bolster HGV’s experiential offering. Since 2000, BVH has been the official vacation ownership provider for Bass Pro Shops and Cabela’s, among the nation’s leading outdoor retailers with strong brand equity and loyal customer base. BVH has a marketing presence in the majority of Bass Pro stores that are located in nearly 200 locations across North America. Additionally, the joint venture between BVH and Bass Pro includes four high-end wilderness resorts under Big Cedar Lodge brand. At the announcement of the Acquisition, HGV also announced that it has signed a new 10-year exclusive marketing agreement with Bass Pro. We believe that the combined company will provide an enhanced customer value proposition that will help drive increased customer engagement, retention, and embedded value.

The Acquisition also has the potential to unlock additional upside from recent business evolution by leveraging strategic investments made over the last two years, and also builds on the strengths of HGV’s brand and marketing expertise. The Acquisition provides an opportunity to expand our successful Ultimate Access platform with unique experiences and activities geared toward the outdoor lifestyle, as well as an opportunity to leverage HGV Max (which links our three Club collections) to provide exciting opportunities to existing BVH owners. We believe our expertise in rebranding and integration of Diamond will help to support the seamless integration of BVH’s sales operations and trust portfolio. In addition, we believe our marketing expertise will enable better personalization of offerings to over 200,000 BVH members and help match customer needs with the right offering.

Diversified Earnings Profile. The combined company will have a diversified earnings profile with meaningful contribution from recurring and fee-based earnings. NOG generates several high-margin, recurring revenue streams, including Club membership fees, property management fees and financing fees. New buyers and owner upgrades further grow these fee streams and create a multiplier effect. Given BVH’s higher percentage of owners that are candidates for future upgrades, we believe the Acquisition will positively contribute to this multiplier effect. On a pro forma basis after giving effect to the Transactions, the combined company would have generated approximately 50% of Pro Forma Segment Adjusted EBITDA from recurring sources for the twelve months ended September 30, 2023, including Club membership fees, property management fees and financing fees.

Significant Potential Cost Savings from Strategic Combination. We are targeting potential revenue synergies and cost savings in connection with the Acquisition. More product offerings (including expanded chain scale, broader price coverage and more experiential offerings), more locations and properties (through the expansion of our regional network, high NOG and additional HGV owner sales), and more owners (through the activation of the BVH owner base by the HGV brand, complimented by the activation of the HGV owner base by BVH’s experiential platform) provide significant opportunities for revenue lift with respect to both new buyers and existing owners of both HGV and BVH. In addition, we are targeting approximately $100 million in potential annual run-rate cost savings from general and administrative and operational and financial efficiencies in the first 24 months following the closing of the Acquisition.

Attractive Free Cash Flow Profile. The Acquisition is expected to increase recurring EBITDA streams and drive overall cash flow. We believe the combined company has the potential to generate strong steady-state adjusted free cash flow conversion, driven by realization of cost savings and efficient long-term inventory spending with increased rate of inventory recapture. Adding new owners has the potential to embed additional value for the combined company over the life of their ownership.

Strong and Flexible Balance Sheet. We believe the combined business has the potential to generate significant free cash flow, which is expected to facilitate deleveraging. The Acquisition is expected to result in a strong and flexible balance sheet to support the business. After giving effect to the Transactions, on a pro forma basis as of September 30, 2023, our liquidity would have been over $1.0 billion, comprised of approximately $573 million in cash and cash equivalents and $866 million of borrowing capacity under our Revolving Credit Facility (after giving effect to approximately $16 million of outstanding letters of credit). In addition, the combined company would have nearly $662 million of receivables eligible for securitization and the opportunity for capital market efficiencies from the increased scale of the combined company’s ABS platform.

Experienced Management Team. Our experienced management team is led by Mark D. Wang, a forty year veteran of the fractional vacation ownership space. Mark serves as President and Chief Executive Officer of HGV, and has led the business since 2008, when it was under the umbrella of Hilton Worldwide. Dan Mathewes, SEVP and Chief Financial Officer, and Gordon Gurnik, SEVP and Chief Operations Officer will continue to serve in their respective roles, further enhancing stability and best execution of the integration effort. Our management team has created a lean and nimble organizational structure, which allows us to respond quickly and effectively to opportunities and dynamic market conditions. By fostering a culture with a strong focus on execution and operational effectiveness, management empowers our employees to respond to our members’ and guests’ needs and provide each of them with a unique and memorable experience.

STRATEGIES OF THE COMBINED BUSINESS

Following the closing of the Acquisition, we plan to execute on the following strategies:

Grow Vacation Sales. The combined company plans to continue growing contract sales by pursuing a balanced mix of sales to new and existing members. We expect to drive growth by enhancing the value of Club membership and expanding HGV’s highly effective sales distribution model while leveraging BVH’s industry leading partnership with Bass Pro Shops. Coupled with the complementary activation of the BVH owner base by the HGV brand broader destination footprint to legacy HGV members, we aim to expand vacation sales by providing best in class offerings uniquely suited to each individuals travel preferences.

Grow Our Member Base. The combined company will leverage its new 10-year license agreement with Bass Pro Shops coupled with HGV’s exclusive brand licensing agreement with Hilton to target new, brand-loyal members, as well as leveraging a wider range of price points and product offerings to help expand the demographics of our member base. NOG supports strong future sales growth, as a significant portion of our member base buys additional VOI products, which expands our predictable, recurring fee-based resort and Club management business.

Continue to Enhance Member Experiences. We are continuously seeking new ways to add value to our Club membership, including expanding our vacation options and destinations, in-market and travel-related discounts, travel exchange partners and providing access to a growing network of new Hilton-branded hotels and resorts. The combined company will continue to build off of its high quality strategic partnerships as well as expanded and diversified resort portfolio. Our employees also are an important part of the vacation experiences of our members and will continue to enhance these experiences by providing HGV’s signature high-quality customer service. We believe the dedicated service of our employees, vacation experiences and Club value we offer our members foster loyalty and generate significant repeat business through our most cost-effective marketing channel.

Optimize Our Sales Mix of Capital-efficient Inventory. We believe that optimizing the combined company’s mix of capital-efficient and owned inventory sales will help drive premium top line growth, cash flow generation and returns on invested capital. We plan to maintain a disciplined approach to capital allocation, while strategically pursuing acquisitions and development of owned inventory in key markets.

Pursue Opportunistic Business Ventures. Despite recent consolidation, the timeshare industry remains fragmented. We will continue to evaluate market opportunities and consider additional strategic acquisitions in the future that meet our high product and service standards. This could include corporate and property acquisitions to expand our inventory options and distribution capabilities. We also intend to use our relationship with Hilton and third-party developers as well as our innovative platform and industry experience to create new products and additional efficiencies.

TRANSACTIONS

The Acquisition

On November 5, 2023, HGV Parent entered into the Merger Agreement with Merger Sub and BVH. The Merger Agreement provides that HGV Parent will acquire BVH Parent through a reverse triangular merger, and each share of Class A common stock and Class B common stock of BVH issued and outstanding immediately prior to the effective time of the Merger (including shares subject to BVH restricted stock awards outstanding at the effective time of the Merger) will be canceled and converted into and exchanged for the right to receive $75.00 in cash. The $75.00 per share purchase price is subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date prior to the effectiveness of the Merger (excluding, in each case, normal quarterly cash dividends, merger, or other similar transaction). After the completion of the Acquisition, BVH will become a wholly owned subsidiary of the Issuer and the Issuer will continue to be an indirect wholly owned subsidiary of HGV Parent.

Upon consummation of the Acquisition, the BVH stockholders are expected to receive an aggregate of approximately $1,278 million in cash (based on 17,037,783 outstanding BVH shares as of November 5, 2023).

Each party’s obligation to consummate the Acquisition is subject to various customary closing conditions set forth in the Merger Agreement, including (i) the approval of the stockholders of BVH by the affirmative vote of (a) the holders of shares of BVH Class A common stock and BVH Class B common stock representing a majority of the votes entitled to be cast in the aggregate by all holders of BVH Class A and BVH Class B common stock, voting together as a single class, and (b) the holders of a majority of the outstanding BVH Class B common stock ((a) and (b) together, the “BVH Stockholder Approval”) at a special meeting of stockholders convened for the purpose of obtaining the BVH Stockholder Approval, (ii) the expiration or termination of the required waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) the absence of certain legal restraints, (iv) the accuracy of the parties’ respective representations and warranties contained in the Merger Agreement (subject to customary materiality thresholds), (v) the material performance of the parties’ respective covenants contained in the Merger Agreement, and (vi) the absence of any Material Adverse Effect (as defined in the Merger Agreement) on BVH. We cannot assure you that the various closing conditions will be satisfied.

The Merger Agreement contains certain termination rights for the parties thereto, including the right of each party to terminate the agreement if the Acquisition has not been consummated by May 5, 2024, subject to extension to August 5, 2024 under certain circumstances.

This offering is not conditioned upon the closing of the Acquisition. If the Acquisition is not consummated simultaneously with this offering, the gross proceeds of this offering will be funded into escrow and, upon release of the funds from escrow, the proceeds from this offering will be used to fund a portion of the Transactions as set forth below or, if applicable, will be used to fund the Special Mandatory Redemption as described herein. See Summary—Transactions—Escrow.”

Financing Transactions

In connection with the consummation of the Acquisition, we intend to enter into the following financing transactions:

•	the borrowing of $900 million under a seven-year senior secured term loan facility (the “New Term Loan Facility”); and

•	the issuance of $900 million aggregate principal amount of notes offered hereby.

The proceeds from the New Term Loan Facility and the notes offered hereby, together with cash on hand, will be used to (i) pay cash consideration for the Acquisition to holders of BVH’s common stock, (ii) repay in full all outstanding indebtedness under (A) BVH’s corporate credit facility pursuant to the Third Amended and Restated Credit Agreement, dated as of February 14, 2022, by and among BVH, the guarantors party thereto, Fifth Third Bank, National Association, in its capacity as agent for the lenders party thereto, and the other financial institutions party thereto as lenders (the “Bluegreen Fifth Third Credit Facility”), (B) the 6% promissory note due September 30, 2025 issued to BBX Capital, Inc. in connection with its spin-off from BVH in September 2020 (the “BBX Note”), (C) BVH’s non-revolving acquisition loan incurred in connection with a property acquired in Panama City Beach, Florida, pursuant to the Loan and Security Agreement, dated as of October 4, 2022, by and among Bluegreen, Bluegreen Vacations Unlimited, Inc., Zions Bancorporation, N.A., dba, National Bank of Arizona, and the other financial institutions party thereto (as amended, the “PCB Loan”), (D) BVH’s receivables financing facility pursuant to that Second Amended and Restated Receivables Loan Agreement, dated as of March 12, 2018, as amended, by and among Liberty Bank and Bluegreen (the “Liberty Bank Receivables Facility”) and (E) the sixth series of the Bluegreen Subordinated Debentures (as defined below) pursuant to the subordinated indentures that govern such debentures and contain a mandatory offer to repurchase following the consummation of the Acquisition and (iii) pay fees, costs, premiums and expenses related to the foregoing. In connection with the Transactions, we expect to assume approximately $713 million of BVH’s outstanding indebtedness, consisting of (i) the NBA Receivables Facility, the KeyBank Syndicated Warehouse Facility and the Quorum Purchase Facilities (each as defined herein and, collectively, the “BVH Assumed Receivables Facilities”), (ii) the BVH Asset-backed Notes (as defined herein) and (iii) the junior subordinated debentures issued by Woodbridge (the “Woodbridge Subordinated Debentures”) and the junior subordinated debentures issued by Bluegreen (the “Bluegreen Subordinated Debentures” and, together with the Woodbridge Subordinated Debentures, the “Subordinated Debentures”), other than the sixth series of Bluegreen Subordinated Debentures. Amounts outstanding under the Subordinated Debentures are currently redeemable only on specified dates and therefore, other than the sixth series of Bluegreen Subordinated Debentures, which contain a mandatory offer to repurchase following the consummation of the Acquisition, we currently expect to redeem the remaining Subordinated Debentures with a portion of the proceeds from this offering and/or the New Term Loan Facility within six months after consummation of the Acquisition in accordance with their terms.

See “Description of Certain Other Indebtedness” for more information.

Hilton License Agreement Amendment

In connection with the Merger Agreement, on November 5, 2023, HGV entered into the Second Amendment (the “Second Amendment”) to its Amended and Restated License Agreement with Hilton, dated as of March 10, 2021, as amended by the First Amendment thereto, dated as of April 4, 2022 (as amended, the “A&R Hilton License Agreement”). The Second Amendment further amends the A&R Hilton License Agreement to allow HGV to integrate the properties, assets and business of BVH into its business subsequent to the consummation of the Acquisition (the “Integration”). Among other provisions, the Second Amendment includes:

•	gradual ramp-up of royalty fee structure over the initial four (4) years following the closing of the Acquisition with respect to—

•

sales at converted BVH sales facilities sourced by or through BVH’s existing lead generation sources (including through certain strategic partnerships which shall be subject to a different scale) or to those who are already members of HGV Max or a branded loyalty program; and

•	various property-level revenues associated with BVH, such as management fees and HOA expense reimbursements;

•

certain modifications, including the addition of a temporary exception in connection with the Acquisition, to the requirement of a minimum number of Hilton licensed units required to be maintained relative to the total number of units operated by HGV for continued licensing under the A&R Hilton License Agreement;

•	establishment of a minimum percentage of revenue that is required to be derived from the Hilton licensed business for continued exclusivity under the A&R Hilton License Agreement;

•

an obligation to run the BVH business as a “Separate Operation,” unless we agree with Hilton upon (i) mutually acceptable modifications to scope of the definitions of “Separate Operation” and (ii) on a mutually acceptable rebranding and conversion schedule for the BVH properties, including with respect to

•	a minimum number of BVH properties and sales centers to be rebranded as part of the Integration; and

•	a fixed number of BVH properties that will continue to be associated with a different lodging brand.

In addition, as required by the A&R Hilton License Agreement, HGV has obtained the consent of Hilton to HGV entering into the Merger Agreement and completing the Acquisition.

ESCROW

If the Acquisition is not consummated simultaneously with this offering, concurrently with the closing of this offering, the Escrow Issuers will enter into an escrow agreement relating to the notes (the “Escrow Agreement”) with Wilmington Trust, National Association, as trustee for the notes and as escrow agent (in such capacity, the “Escrow Agent”), pursuant to which the Escrow Issuers will deposit (or cause to be deposited) an amount equal to the gross proceeds of the notes offered hereby into a segregated escrow account for the notes until the Escrow Release Conditions are satisfied. The property in the escrow account will be pledged as security for the benefit of the trustee and the holders of the notes. If, among other things, the Acquisition is not consummated on or prior to the Escrow End Date, the Escrow Issuers will redeem, on the Special Mandatory Redemption Date in accordance with the terms of the indenture that will govern the notes, all of the notes at the Special Mandatory Redemption Price.

SOURCES AND USES OF FUNDS

The table below sets forth the estimated sources and uses of funds in connection with the Transactions (and after the gross proceeds from this offering are released from escrow, if applicable), assuming they occurred on September 30, 2023 and based on estimated amounts outstanding on that date. Actual amounts will vary from the estimated amounts shown below depending on several factors, including, among others, the amount of cash and cash equivalents balances, net working capital, indebtedness (including accrued interest on such indebtedness), in each case, of HGV or BVH, changes made to the sources of the contemplated financings, the number of shares of capital stock and equity awards outstanding on the closing date of the Acquisition and differences from our estimated fees and expenses.

If the Acquisition is not consummated simultaneously with this offering, the gross proceeds of this offering will be funded into escrow and, upon release of the funds from escrow, the proceeds from this offering will be used to fund a portion of the Transactions as set forth below or, if applicable, will be used to fund the Special Mandatory Redemption as described herein. See “Summary—Transactions—Escrow.”

Certain of the initial purchasers and/or their affiliates are lenders under the Bluegreen Fifth Third Credit Facility, and, as a result, will receive a portion of the net proceeds from the offering used to repay any such indebtedness.

You should read the following together with the information included under the headings “—The Transactions,” “Capitalization” and “Unaudited Pro Forma Condensed Combined Financial Information of HGV and BVH” included elsewhere in this offering memorandum.

(in millions)		(in millions)
Sources	Amount	Uses	Amount
New Term Loan Facility(1)	$900	Purchase of BVH equity(4)	$1,278
Notes offered hereby(2)	900	Repayment of existing BVH debt(5)	244
BVH debt assumed(3)	713	BVH debt assumed(3)	713
Cash on hand	135	Fees, costs and expenses(6)	151
		Cash to HGV balance sheet	262
Total sources	$2,648	Total uses	$2,648

(1)	Represents the aggregate principal amount of the New Term Loan Facility without giving effect to discounts or fees to be paid to the lenders.

(2)	Represents the aggregate principal amount of the notes offered hereby and does not reflect the initial purchasers’ discount or fees or any issue discount.
(3)

Reflects (i) $127.3 million outstanding under the BVH Assumed Receivables Facilities, (ii) $435.6 million outstanding under the BVH Asset-backed Notes and (iii) $150.4 million of the Subordinated Debentures which do not contain a mandatory offer to repurchase following the consummation of the Acquisition, in each case as of September 30, 2023. Amounts outstanding under such Subordinated Debentures are currently redeemable only on specified dates and therefore we may not redeem or repay such Subordinated Debentures on the closing date of the Acquisition, but we currently expect to redeem such Subordinated Debentures with a portion of the proceeds from this offering and/or the New Term Loan Facility within six months after consummation of the Acquisition in accordance with their terms.

(4)	Excludes restricted cash of $55 million as of September 30, 2023.
(5)

Assumes 17,037,783 million shares of BVH common stock (based on the number of BVH shares of common stock outstanding on November 5, 2023) purchased at $75.00 per share. The $75.00 per share purchase price is subject to adjustment for any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date prior to the effectiveness of the Merger (excluding, in each case, normal quarterly cash dividends, merger, or other similar transaction).

(6)

Reflects repayment of (i) $117.5 million outstanding under the Bluegreen Fifth Third Credit Facility, (ii) $53.5 million outstanding under the PCB Loan, (iii) $20.5 million outstanding under the sixth series of Bluegreen Subordinated Debentures, (iv) $17.6 million outstanding under the Liberty Bank Receivables Facility and (v) $35 million of outstanding principal balance payable on the BBX Note, in each case as of September 30, 2023.

(7)

Represents estimated fees, costs and expenses associated with the Transactions, including, without limitation, certain amounts payable under the Merger Agreement and any fees and expenses incurred in connection therewith, prepayment premiums on indebtedness being repaid, original issue discount on the New Term Loan Facility, initial purchaser discounts and commissions, underwriting, placement and other financing fees, advisory fees, and other transactional costs and legal, accounting and other professional fees and expenses.

SUMMARY PRO FORMA

ORGANIZATIONAL STRUCTURE

The following diagram illustrates our simplified organizational structure after giving effect to this offering and the Transactions. This diagram is provided for illustrative purposes only and does not show all legal entities or obligations of such entities:

(1)

Bluegreen/Big Cedar Vacations LLC will not guarantee the notes but will be a restricted subsidiary under the New Term Loan Facility, the indentures governing the Existing HGV Notes and the indenture governing the notes offered hereby.

(2)

Hilton Grand Vacations Inc. and Hilton Grand Vacations Parent LLC will guarantee the notes but will not be subject to the covenants under the New Term Loan Facility, the indentures governing the Existing HGV Notes and the indenture governing the notes offered hereby.

(3)	Certain foreign and other operating subsidiaries will not guarantee the New Term Loan Facility, the Existing HGV Notes and the notes offered hereby.
(4)	Does not reflect Subordinated Debentures, which are expected to be repaid within six months of closing.

CORPORATE INFORMATION

Hilton Grand Vacations Inc., a Delaware corporation, was incorporated under the laws of the state of Delaware on May 2, 2016. Hilton Grand Vacations Borrower LLC, a Delaware limited liability company, was formed under the laws of the state of Delaware on May 2, 2016. Hilton Grand Vacations Borrower Inc., a Delaware corporation, was formed under the laws of the state of Delaware on October 4, 2016. On January 3, 2017, Hilton completed a tax-free Spin-Off of HGV and Park Hotels & Resorts Inc. As a result of the Spin-Off, HGV became an independent publicly-traded company. On August 2, 2021, we completed the acquisition (the “Diamond Acquisition”) of Dakota Holdings, Inc. (“Diamond”), the parent of Diamond Resorts International (“DRII”). Our principal executive office is located at 6355 MetroWest Boulevard, Suite 180, Orlando, Florida, 32835, and our telephone number at that address is (407) 613-3100.

SUMMARY PRO FORMA FINANCIAL INFORMATION

The unaudited pro forma condensed combined financial information of HGV included in this offering memorandum reflects adjustments to the historical financial statements of HGV to give effect to the Transactions. The unaudited pro forma condensed combined statement of operations of HGV and BVH for the year ended December 31, 2022, the nine months ended September 30, 2023 and 2022 and the twelve months ended September 30, 2023, combines the historical consolidated statements of operations of HGV and BVH, giving effect to the Transactions as if they had been completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical consolidated balance sheets of HGV and BVH, giving effect to the Transactions as if they had been completed on September 30, 2023. See “Unaudited Pro Forma Condensed Combined Financial Information of HGV and BVH.”

The unaudited pro forma condensed combined statement of operations information for the twelve months ended September 30, 2023 was calculated by adding unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2023 to the corresponding unaudited pro forma condensed combined statement of operations information for the year ended December 31, 2022 and subtracting the corresponding unaudited pro forma condensed combined statement of operations information for the nine months ended September 30, 2022.

The historical consolidated financial statements of BVH have been adjusted to reflect certain reclassifications in order to align financial statement presentation.

The unaudited pro forma adjustments are based upon currently available information, estimates and assumptions that HGV’s management believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information is for informational purposes only, is not intended to represent or to be indicative of actual results of operations or financial position of HGV or BVH had the Transactions been completed on the dates assumed, and should not be taken as indicative of future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the pro forma statement of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the pro forma statements of operations and actual amounts.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with GAAP, with HGV considered the acquirer of BVH. Accordingly, consideration paid or exchanged by HGV to complete the Transactions will generally be allocated to assets, liabilities and non-controlling interests of BVH based on their estimated fair values as of the date of completion of the Transactions. The acquisition method of accounting is dependent upon certain valuation assumptions, including those related to the preliminary purchase price allocation of the assets acquired, liabilities assumed and non-controlling interests of BVH based on management’s best estimates of fair value. The actual purchase price allocation may vary based on final analyses of the fair value of the acquired assets, assumed liabilities, non-controlling interests and changes in the acquired balances through the actual acquisition date, and is expected to be completed no later than 12 months after the date of completion of the Transactions. These changes may result in material adjustments to these unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined financial information should be read in conjunction with the consolidated financial statements, including the notes thereto, of HGV and BVH included or incorporated by reference in this offering memorandum, “Part II—Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HGV Parent’s FY 2022 10-K and “Part I—Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” of HGV Parent’s Q3 2023 10-Q, each incorporated by reference in this offering memorandum, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—BVH,” included elsewhere in this Offering Memorandum, in addition to the sections “Summary—The Transactions” and “Capitalization.”

	Pro Forma (Unaudited)
(in millions)	Twelve Months Ended September 30, 2023	Nine Months Ended September 30,		Year Ended December 31, 2022
		2023	2022
Statement of operations data:
Revenues
Sales of VOIs, net	$1,971	$1,473	$1,529	$2,027
Sales, marketing, brand and other fees	778	582	559	755
Financing	404	308	260	356
Resort and club management	667	485	455	637
Rental and ancillary services	691	526	488	653
Cost reimbursements	464	360	270	374

Total revenues	4,975	3,734	3,561	$4,802

Expenses
Cost of VOI sales	275	194	252	333
Sales and marketing	1,778	1,350	1,223	1,651
Financing	137	95	78	120
Resort and club management	205	153	140	192
Rental and ancillary services	646	485	453	614
General and administrative	296	211	231	316
Acquisition and integration-related expense	60	42	136	154
Depreciation and amortization	269	193	218	294
License fee expense	140	105	95	130
Impairment expense	20	3	—	17
Cost reimbursements	464	360	270	374

Total operating expenses	4,290	3,191	3,096	4,195
Interest expense	(349)	(267)	(232)	(314)
Equity in earnings from unconsolidated affiliates	11	7	9	13
Other (loss) gain, net	4	6	1	(1)
Income before income taxes	351	289	243	305
Income tax expense	(87)	(80)	96	(103)

Net Income	$264	$209	$147	$202

Net income attributable to noncontrolling interests	(18)	(13)	(12)	(17)

Net income attributable to stockholders	$246	196	$135	$185

(in millions)	Pro Forma (Unaudited) As of September 30, 2023
Balance sheet data:
Cash and cash equivalents	$573
Timeshare financing receivables, net	2,692
Goodwill	1,927
Total assets	11,088
Debt, net	4,594
Non-recourse debt, net	1,575
Other financial information:
EBITDA	$970
Adjusted EBITDA attributable to stockholders	1,139
Pro Forma Adjusted EBITDA Attributable to Stockholders	1,249

The following unaudited table sets forth a reconciliation of pro forma net loss attributable to stockholders to Pro Forma Adjusted EBITDA Attributable to Stockholders for the twelve months ended September 30, 2023:

(in millions)	Pro Forma (Unaudited) Twelve Months Ended September 30, 2023
Net income attributable to stockholders	$246
Net income attributable to noncontrolling interests	18

Net income	264
Interest expense	349
Income tax (benefit)	87
Depreciation & amortization	269
Interest expense, depreciation and amortization included in equity in earnings from unconsolidated affiliates	1

EBITDA	970
Other gain, net	(1)
Share-based compensation expense	50
Impairment expense	20
Acquisition and integration-related expense	60
Other adjustment items(1)	58

Adjusted EBITDA	1,157
Adjusted EBITDA attributable to noncontrolling interests	(18)

Adjusted EBITDA attributable to stockholders	1,139
Net deferrals (recognitions) (2)	10
Annualized run-rate cost savings(3)	100

Pro forma Adjusted EBITDA Attributable to Stockholders	$1,249

(1)	Represents costs associated with restructuring, one-time charges, the amortization of premiums resulting from purchase accounting and other non-cash items.
(2)	Represents deferred revenues, deferred costs of VOI sales, and deferred direct selling costs from the sales of VOIs under construction.
(3)

Represents estimated annualized cost savings from the Acquisition expected to be achieved within 24 months following consummation of the Acquisition and assuming HGV’s and BVH’s respective cost structures. These expected savings relate to general and administrative and operational and financial efficiencies. We have included such adjustment because it is permitted under the indenture that will govern the notes, the credit agreement governing our Senior Secured Facilities and the indentures governing the Existing HGV Notes. We may be required to make expenditures to achieve such cost savings. However, the presentation of Pro Forma Adjusted EBITDA above does not reflect such expenditures. In addition, we may not fully realize such cost savings promptly after the Acquisition or at all. Accordingly, you should not view our presentation of this adjustment as a projection that we will achieve these cost savings but rather only as an indication of our current expectations and to show how Pro Forma Adjusted EBITDA will be calculated for the purposes of monitoring covenant compliance in the credit agreement governing our Senior Secured Facilities, the indentures that govern the Existing HGV Notes and the indenture that will govern the notes.

RISK FACTORS

Any of the following risks may materially and adversely affect our business, results of operations and financial condition. The risks and uncertainties described below are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also materially and adversely affect our business, results of operations and financial condition. The risks discussed below also include forward-looking statements, and our actual results may differ substantially from those discussed in these forward-looking statements. In addition, you should consider the risks associated with HGV’s and its subsidiaries’ (including Diamond) business that appear in HGV Parent’s Annual Report on Form 10-K for the year ended December 31, 2022 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2023. Such risk factors also apply to the business of BVH (which will become a wholly owned subsidiary of the Issuer upon consummation of the Acquisition), as applicable.

Risks Related to the Acquisition

We are subject to various uncertainties and contractual restrictions, including the risk of litigation, while the Acquisition is pending, which may cause disruption and may make it more difficult to maintain relationships with employees, suppliers, vendors, customers or others.

Uncertainty about the effect of the Acquisition on relationships with our team members/employees, owners, club members, guests, suppliers, vendors, customers, strategic partners or others may have an adverse effect on us. Although we intend to take steps designed to reduce any adverse effects, these uncertainties may impair our and BVH’s ability to attract, retain and motivate key personnel until the Acquisition is completed and for a period of time thereafter, and could cause suppliers, vendors, customers, and others that deal with us to seek to change, not renew or discontinue existing business relationships with us.

Employee retention and recruitment may be challenging before the completion of the Acquisition, as employees and prospective employees may have uncertainty about their future roles with HGV after the Acquisition. If, despite our retention and recruiting efforts, key employees depart or prospective key employees are unwilling to accept employment with us because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with us, our business could be adversely affected.

The pursuit of the Acquisition and the preparation for the integration may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect our financial results.

In addition, the Merger Agreement restricts BVH, without HGV Parent’s consent, from making certain acquisitions and taking other specified actions until the Acquisition closes or the Merger Agreement terminates. These restrictions may prevent BVH from pursuing otherwise attractive business opportunities and making other changes to its business before completion of the Acquisition or termination of the Merger Agreement.

The Merger Agreement also restricts HGV Parent, without BVH’s consent, from taking actions that would materially impair, delay or adversely affect the satisfaction of the closing conditions in the Merger Agreement or the ability of HGV Parent to perform its obligations under the Merger Agreement.

One of the conditions to the closing of the Acquisition is the absence of any temporary restraining order, injunction, order or decree issued by a court of competent jurisdiction, other legal restraint or prohibition or any law enacted, enforced or deemed applicable by any governmental entity that prevents the consummation of the Acquisition. Accordingly, while no litigation specific to the Acquisition has been commenced, it is possible that such litigation may commence, and in any such litigation if any of the plaintiffs are successful in obtaining an injunction prohibiting the consummation of the Acquisition, then such injunction may prevent the Acquisition from being completed, or delay it from being completed within the expected time frame. Even if such a lawsuit is without merit defending against these claims can result in substantial costs and divert management time and resources.

Our ability to complete the Acquisition is subject to certain closing conditions and the receipt of consents and approvals from government entities which may impose conditions that could adversely affect us or cause the Acquisition to be abandoned.

The Merger Agreement contains certain closing conditions, including, among others:

•	the accuracy of the representations and warranties of the other party contained in the Merger Agreement, subject to the qualifications described in more detail herein;

•	the other party having performed in all material respects all obligations required to be performed by it under the Merger Agreement;

•	the absence of a “material adverse effect” impacting and continuing to impact BVH;

•	the approval of the stockholders of BVH by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on such matter;

•	the absence of any judgment, order, or decree issued by any court of competent jurisdiction that prevents the consummation of the Acquisition; and

•	the termination or expiration of any applicable waiting period under the HSR Act.

We cannot assure you that the various closing conditions will be satisfied, or that any required conditions will not materially adversely affect us following the Acquisition or will not result in the abandonment or delay of the Acquisition.

We may be unable to realize anticipated cost savings, and we expect to incur substantial expenses related to the Acquisition, which could have a material adverse effect on our business, financial condition and results of operations.

While we anticipate certain cost savings from the consummation of the Acquisition, our ability to achieve such estimated cost savings in the timeframe described, or at all, is subject to various assumptions by our management, which may or may not be realized, as well as the incurrence of other costs in our operations that offset all or a portion of such cost savings. As a consequence, we may not be able to realize cost savings within the timeframe expected or at all. In addition, we may incur additional and/or unexpected costs in order to realize these cost savings. These may include increased licensing fees, as we convert the existing BVH properties to branded properties using the Hilton marks. Failure to achieve the expected cost savings could significantly reduce the expected benefits associated with the Acquisition and adversely affect HGV. Our presentation of Pro Forma Adjusted EBITDA in this offering memorandum reflects such cost savings but does not reflect such expenditures. Accordingly, you should not view our presentation of these adjustments in our Pro Forma Adjusted EBITDA as a projection that we will achieve these cost savings but rather only as an indication of our current expectations and to show how Adjusted EBITDA will be calculated for the purposes of monitoring covenant compliance in the credit agreement governing our Senior Secured Facilities, the indentures governing the Existing HGV Notes and the indenture that will govern the notes.

In addition, we have incurred and will incur substantial expenses in connection with the negotiation and consummation of the transactions contemplated by the Merger Agreement. We expect to continue to incur non-recurring costs associated with consummating the Acquisition, combining the operations of the two companies and achieving the desired cost savings. These fees and costs have been, and will continue to be, substantial. The substantial majority of non-recurring expenses will consist of transaction costs related to the Acquisition and include, among others, fees paid to financial, legal and accounting advisors, employee benefit costs and filing fees. These costs described above, as well as other unanticipated costs and expenses, could have a material adverse effect on the financial condition and operating results of HGV following the consummation of the Acquisition.

Any delay in completing the Acquisition may reduce or eliminate the benefits that we expect to achieve.

The Acquisition is subject to a number of conditions beyond our control that may prevent, delay or otherwise materially adversely affect the completion of the Acquisition. We cannot predict whether and when these conditions will be satisfied. Any delay in completing the Acquisition could cause us not to realize some or all of the synergies that we expect to achieve if the Acquisition is successfully completed within the expected time frame.

We may not be able to integrate successfully and many of the anticipated benefits of combining us and BVH may not be realized.

We entered into the Merger Agreement with the expectation that the Acquisition will result in various benefits, including, among other things, operating efficiencies, potential revenue synergies, cost savings, and certain key strategic and marketing partnerships and alliances. We may not realize the anticipated benefits on a timely basis, or at all. Achieving the anticipated benefits of the Acquisition is subject to a number of risks and uncertainties, including whether the businesses of HGV and BVH can be integrated in an efficient and effective manner, and whether such integration and achievement of cost savings could come at the expense of other aspects of our operations, including degradation of products and services. Similarly, increased licensing costs associated with the integration of the BVH and HGV brands and any necessary modifications to the A&R Hilton License Agreement may result in increased costs and could hinder such integration.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect our ability to achieve the anticipated benefits of the Acquisition.

We also may not successfully fully realize the expected benefits related to various key strategic and marketing partnerships and alliances of BVH or may otherwise be constrained by existing strategic and marketing partnerships. In particular, BVH generates a significant portion of its new sales prospects and leads through marketing arrangements with various third parties, including Bass Pro Shops and Choice Hotels. BVH has an exclusive marketing agreement through 2024 with Bass Pro that provides BVH with the right to market and sell vacation packages at kiosks in each of Bass Pro’s retail locations and through other means. Expanding on BVH’s existing relationship, HGV has also entered into a ten-year exclusive marketing agreement with Bass Pro. VOI sales to prospects and leads generated by BVH’s marketing arrangement with Bass Pro accounted for approximately 16%, 17% and 19% of BVH’s VOI sales volume during the nine months ended September 30, 2023, and the years ended December 31, 2022 and 2021, respectively. BVH also has an exclusive strategic relationship with Choice Hotels that involves several areas of its business, including a sales and marketing alliance that enables BVH to leverage Choice Hotels’ brands, customer relationships and marketing channels to sell vacation packages. Vacation packages are sold through customer reservation calls transferred to BVH from Choice Hotels. If we are unable to realize the benefits from BVH’s marketing arrangements, including because BVH’s significant marketing arrangements do not generate a sufficient number of prospects and leads, are terminated or not renewed, or are limited or changed in a manner adversely affecting our combined operations, we may not be able to market and sell our products and services to new owners at anticipated sales levels or at levels required in order to offset the costs associated with such marketing efforts.

Our results of operations could also be adversely affected by any issues attributable to BVH’s operations that arise or are based on events or actions that occur before the closing of the Acquisition. We may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these and other anticipated benefits (including operating efficiencies) could result in increased costs or decreases in the amount of expected net income and could adversely affect our future business, financial condition, operating results and prospects.

Our ability to integrate the BVH business depends on our compliance with the A&R Hilton License Agreement, including the “Separate Operations” provisions and certain prohibitions on doing business with competitors.

We are a party to the A&R Hilton License Agreement under which we license substantially all of the trademarks, brand names and intellectual property used in our business. Pursuant to one or more amendments to the A&R Hilton License Agreement and following completion of the Acquisition, we intend to offer vacation ownership products consisting of rebranded BVH properties under our existing or new HGV brand. Under the terms of the A&R Hilton License Agreement, we must obtain Hilton’s approval to use the Hilton brand names and trademarks in connection with the conversion of the BVH properties to branded properties using the Hilton marks, as well as for the branding of timeshare properties that we acquire or develop in the future. We have agreed with Hilton to operate the BVH business as a “Separate Operation”, with the parties to agree to a “rebranding” or “conversion” schedule and other amendments to allow for the integration of BVH in the future. While we and Hilton have agreed to further modify various provisions of the A&R Hilton License Agreement, including, without limitation, the Separate Operations requirements (as defined in the A&R Hilton Licensing Agreement) to provide for any related approvals or relief from certain restrictions in connection with the integration of BVH so as to allow us to achieve greater operating efficiency and synergy than currently provided for, any failure of the parties to do so will adversely impact such operating efficiency and synergy. While the modification of these provisions, as well as the conversion of the BVH properties to branded properties using the Hilton marks may result in incremental license fees, we continue to target potential future revenue synergies as a result of the integration of the HGV and BVH brands, which, if realized, could offset incremental license fees attributable to the Acquisition under the A&R Hilton License Agreement.

In addition, any failure to obtain Hilton’s approval with respect to the conversion of the BVH properties and its sales centers will significantly harm our ability to integrate the BVH business and its properties. If we cannot come to an agreement with Hilton on how to brand and operate BVH properties that do not currently or will not in the future meet the Hilton brand standards, then we will be required to continue to operate them as “Separate Operations.”

The A&R Hilton License Agreement provides for the automatic termination of our rights to certain Hilton brand names and trademarks should the aggregate number of units of accommodation in “Licensed Vacation Ownership Business” fall below two-thirds of the total number of units of accommodation in our entire “Vacation Ownership Business” at any time after the two-year period from the date of the closing of the Acquisition; provided that the parties have agreed to use good faith efforts to agree on a rebranding plan, which may allow for a longer integration period. If, within this time period, we cannot successfully integrate BVH into our business and obtain Hilton’s approval to use the Hilton brand names and trademarks for a sufficient number of BVH accommodations, our license to use such Hilton brand names and trademarks may be automatically terminated, which could materially adversely impact our business.

In addition, the A&R Hilton License Agreement contains a number of prohibitions on us entering into certain agreements and arrangements, including certain enterprise-wide marketing arrangements and/or arrangements with competitors of Hilton. If we assume or enter into such agreements or arrangements without the approval of Hilton, we may breach the A&R Hilton License Agreement. The A&R Hilton License Agreement is critical to our business and the modification or amendment the A&R Hilton License Agreement or any exercise by Hilton of its termination or other rights under the A&R Hilton License Agreement, including the loss of exclusivity under the A&R Hilton License Agreement, could materially adversely impact our business.

Our future results may suffer if Hilton seeks to modify or terminate the A&R Hilton License Agreement.

Any modification or amendment to the A&R Hilton License Agreement that limits our rights or any exercise by Hilton of its termination or other rights under the A&R Hilton License Agreement will materially impact our business. For example, the termination of the A&R Hilton License Agreement, in whole or in part, could result in the loss of the right of us to use the Hilton brands in our business as currently conducted, as well as in connection with our post-combination business, and in related services offered by Hilton, including marketing channels and guest loyalty programs. The loss of such rights will materially harm our business and results of operations and impair our ability to market and sell our VOI products and maintain our competitive position, and will have a material adverse effect on our financial position, results of operations or cash flows. Further, would likely be challenging to find or develop a comparable replacement for the Hilton brand and/or the A&R Hilton License Agreement. We may also incur liabilities if any such termination results from our alleged breach of the A&R Hilton License Agreement.

The A&R Hilton License Agreement includes several grounds for termination of our rights thereunder. For example, if a resort fails to comply with applicable brand standards, Hilton could terminate our right to use its trademarks at the non-compliant resort, which could result in the loss of management fees, decreased customer satisfaction and impairment of our ability to market and sell products at the non-compliant locations. Further, the Second Amendment to the A&R Hilton License Agreement established a minimum percentage of our total revenue in any calendar year that is required to be derived from the Hilton licensed business to maintain our continued exclusivity under the A&R Hilton License Agreement. If we fail to meet such minimum percentage of revenue requirement, then Hilton would have the option to terminate our exclusivity under the A&R Hilton License Agreement, which would permit Hilton to license to other parties the trademarks, other intellectual property and certain other rights that are currently exclusively licensed to us under the A&R Hilton License Agreement. Any of these grounds for termination could materially adversely impact our business.

We will incur additional indebtedness in connection with the Acquisition, which could adversely affect our business, financial condition and results of operations, including by decreasing our business flexibility, as well as our ability to meet payment obligations under our indebtedness.

In connection with the completion of the Acquisition, we intend to significantly increase our level of indebtedness. Our increased level of debt, especially with a higher interest rate climate, together with certain covenants and restrictions that will be imposed on us in connection with incurring this indebtedness, will, among other things: (a) require us to dedicate a larger portion of our cash flow from operations to servicing and repayment of debt; (b) reduce funds available for strategic initiatives and opportunities, dividends, share repurchases, working capital and other general corporate needs; (c) limit our ability to incur certain kinds or amounts of additional indebtedness, which could restrict our flexibility to react to changes in our business, industry and economic conditions and increase borrowing costs; (d) create competitive disadvantages relative to other companies with lower debt levels and (e) increase our vulnerability to the impact of adverse economic and industry conditions. These covenants and restrictions may limit how our business is conducted. We may not be able to maintain compliance with these covenants and restrictions and, if we fail to do so, we may not be able to obtain waivers thereto and/or amend these covenants and restrictions. Our failure to comply with the covenants and restrictions could result in an event of default, which, if not cured or waived, could result in our being required to repay such indebtedness before its due date or to have to negotiate amendments to or waivers thereof, which may have unfavorable terms or result in the incurrence of additional fees and expenses.

Our ability to make scheduled cash payments on and to refinance our indebtedness and to fund planned capital expenditures will depend on our ability to generate significant operating cash flow in the future, which, to a significant extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors, including global conflicts or wars, on our business, that are beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness.

In addition, our credit ratings directly impact the cost and availability of our borrowings and, accordingly, our cost of capital. Our ratings will reflect each rating organization’s opinion of our financial strength, operating performance and ability to meet our debt obligations on a combined basis with BVH. Any downgrades in our ratings could adversely affect our ability to security future borrowings and the cost of such borrowings, which could impact our cash flows, financial condition, operating results and share and debt prices.

The pro forma financial information included in this offering memorandum is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations after the Acquisition.

Our operating results after the Acquisition may be materially different from those shown in the pro forma financial information presented in this offering memorandum, which does not purport to represent what our financial position, results of operations or cash flows would actually have been if the Acquisition had occurred as of the date indicated or what our financial position, results of operations or cash flows would be for any future periods. The pro forma financial information contained in this offering memorandum is presented for illustrative purposes only, is based on various adjustments, assumptions, judgments, and preliminary estimates and may not be an indication of our future financial condition or results of operations resulting from the Acquisition for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information of HGV and BVH.” The actual financial condition and results of operations of us following the Acquisition may not be consistent with, or evident from, this pro forma financial information. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect our financial condition or results of operations following the completion of the Acquisition. Any potential decline in our financial condition or results of operations may cause significant variations in our stock price after the Acquisition is consummated. The costs, fees and expenses related to the Acquisition could be higher than currently estimated. Further, because the determination of fair value is dependent upon valuations that must be performed as of the date the Acquisition is consummated, the valuations underlying the unaudited pro forma financial information included in this offering memorandum may be revised after the date hereof. Any such adjustments to the preliminary estimates of fair value could be material.

We will incur substantial transaction costs in connection with the Acquisition.

We expect to incur a number of non-recurring expenses both before and after completing the Acquisition, including fees for third party legal, investment banking and advisory services, obtaining necessary consents and approvals and combining the operations of the two companies. These fees and costs will be substantial. Additional unanticipated costs may be incurred in our integration of BVH. Although it is expected that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction related costs over time, this net benefit may not be achieved in the near term, or at all. Further, if the Acquisition is not completed, we would have to recognize these expenses without realizing the expected benefits of the Acquisition. See “—Risks Related to the Acquisition—The pro forma financial information included in this offering memorandum is presented for illustrative purposes only and may not be an indication of our financial condition or results of operations after the Acquisition” above.

We and BVH may be subject to complaints, litigation, reputational harm due to dissatisfaction with, or concerns related to, the Acquisition from our current owners.

Our current owners may be concerned about the actual or perceived impact of the Acquisition on their VOIs, including related to a reduced quality of resorts and product offerings and availability of units available for reservation at resorts, due to the increased size of the business and addition of new owners, or increase or change in homeowners association or other fees. BVH’s current owners may have similar concerns related to a decline in the quality of product offerings or increase in fees as a result of the Acquisition and increase in size of the business. Complaints or litigation brought by existing owners following the completion of the Acquisition could harm our reputation, discourage potential new owners and adversely impact our results of operations.

Our future results will suffer if we do not effectively manage our expanded operations following the completion of the Acquisition.

Following the completion of the Acquisition, the size of our business will increase significantly beyond the current size of either our or BVH’s current operations. Our future success depends, in part, upon our ability to manage this expanded business, which will pose significant challenges for management, including challenges related to the managing and monitoring of new operations, increased costs and complexity, and increased compliance and regulatory requirements. We may also need to obtain approvals of developers or HOAs in various instances to include additional resorts in the multi-resort trust marketed, sold and managed by BVH or increase maintenance fees or impose additional requirements in order to meet our brand and operating standards. There can be no assurances that we will be successful in implementing and/or managing any of these or other steps.

We may not be able to retain our and/or BVH personnel successfully after the Acquisition is completed.

The success of the Acquisition will depend in part on our ability to retain the talents and dedication of key employees currently employed by us (including those employees whom we retained from the Diamond acquisition) and BVH. It is possible that these employees may decide not to remain with us or BVH, as applicable, while the Acquisition is pending or with us after the Acquisition is consummated. If key employees terminate their employment, if an insufficient number of employees are retained, or if key employees’ performance standards materially decrease, our business activities may be adversely affected and management’s attention may be diverted from successfully integrating BVH to hiring suitable replacements, all of which may cause our business to suffer. In addition, we may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms.

BVH may have liabilities that exceed our estimates, and any such liabilities could adversely affect our financial position following the completion of the Acquisition.

BVH may have various potential liabilities relating to the conduct of its business prior to the Acquisition, including, but not limited to, existing and potential legal claims, tax audits, and other liabilities that could adversely affect our financial position following the completion of the Acquisition. Upon consummation of the Acquisition, we will assume these potential liabilities. It is possible that these liabilities, whether currently known or unknown to us, may exceed our expectations and result in substantial losses.

Interests in BVH’s resorts are offered through a trust system, which is subject to a number of regulatory and other requirements.

BVH’s resorts are alternatives to traditional deeded timeshare ownership, inasmuch as they create a network of available resort accommodations at multiple locations the (“BVH Club”). Title to the units available through the BVH Club is held in a trust or similar arrangement that is administered by an independent trustee (the “Independent Trustee”). A purchaser of a timeshare interest in the BVH Club generally does not receive a deeded interest in any specific resort or resort accommodation, but acquires a membership in the timeshare plan which is denominated by an annual or biennial allotment of points. Owners of BVH’s timeshare interests are allowed to use their allocated points to reserve accommodations at the various component site(s)/participating resort(s) within the BVH Club, thereby giving the members greater flexibility to plan their vacations. Administering such trust structure can be complicated and may require compliance with various timeshare laws (including those laws applicable to component sites).

For example, the BVH Club is required to be registered pursuant to, exempted from, or otherwise in compliance with, the applicable statutory requirements for the sale of timeshare plans in a growing number of jurisdictions. While such registrations and formal or informal exemption determinations for the BVH Club may confirm the substantial compliance with the filing and disclosure requirements of the respective timeshare statutes, it does not constitute the endorsement of the creation, sale, promotion or operation of the BVH Club by any regulatory body nor relieve BVH (or any developer) of any duty or responsibility under other statutes or any other applicable laws. Registration under a respective timeshare act (or other applicable law) is not a guarantee or assurance of compliance with applicable law nor an assurance or guarantee of how any judicial body may interpret BVH’s compliance therewith. In addition, various disclosures are required in connection with marketing and sale of timeshare interests or plans, which disclosure are required to be continually updated and current. A determination that specific provisions or operations of the BVH Club do not comply with relevant timeshare acts or applicable law may have a material adverse effect on the developer, the Independent Trustee and the related non-profit members association for each of the BVH component sites or resorts. Furthermore, any material omissions, inaccuracies or misstatements in disclosure documents may result in adverse consequences, including fines, penalties, rescission or similar rights for the purchasers, or other liabilities.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION OF HGV AND BVH

On November 5, 2023 (the “Agreement Date”), HGV Parent and BVH Parent entered into the Merger Agreement, whereby, upon the terms and subject to the conditions and in accordance with applicable law, Merger Sub will merge with and into BVH Parent, with BVH Parent continuing as the surviving entity after the Merger. BVH Parent will then become an indirect wholly owned subsidiary of HGV Parent and a direct wholly owned subsidiary of the Issuer, and each share of Class A common stock and Class B common stock of BVH Parent issued and outstanding immediately prior to the effective time of the Merger (including shares subject to BVH Parent restricted stock awards outstanding at the effective time of the Merger) will be canceled and converted into and exchanged for the right to receive $75.00 in cash.

The unaudited pro forma condensed combined financial information combines HGV and BVH within the unaudited pro forma condensed combined statement of operations and the unaudited pro forma condensed combined balance sheet. The unaudited pro forma condensed combined statement of operations of HGV and BVH for the year ended December 31, 2022, the nine months ended September 30, 2023 and 2022 and the twelve months ended September 30, 2023 combine the historical consolidated statements of operations of HGV and BVH, giving effect to the Transactions as if they had been completed on January 1, 2022. The unaudited pro forma condensed combined balance sheet as of September 30, 2023, combines the historical consolidated balance sheets of HGV and BVH, giving effect to the Transactions as if they had been completed on September 30, 2023.

The unaudited pro forma adjustments are based upon currently available information, estimates and assumptions that HGV’s management believes are reasonable as of the date hereof. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes. The unaudited pro forma condensed combined financial information is for informational purposes only, is not intended to represent or to be indicative of actual results of operations or financial position of HGV or BVH had the Transactions been completed on the dates assumed, and should not be taken as indicative of future consolidated results of operations or financial position. The actual results may differ significantly from those reflected in the unaudited pro forma condensed combined statement of operations for a number of reasons, including, but not limited to, differences between the assumptions used to prepare the unaudited pro forma statements of operations and actual amounts.

In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with:

•

HGV’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2022, and unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2023 and 2022, which are incorporated by reference in this offering memorandum; and

•

BVH’s audited consolidated financial statements and related notes as of and for the year ended December 31, 2022, and unaudited condensed consolidated financial statements and related notes as of and for the nine months ended September 30, 2023 and 2022, which are included in this offering memorandum.

The historical financial statements have been adjusted in the accompanying unaudited pro forma condensed combined financial information to give effect to pro forma events that are applicable to business combination accounting as required under generally accepted accounting principles in the United States (GAAP). The unaudited pro forma condensed combined financial information contained herein does not include integration costs or benefits from synergies that may result from the Transactions.

The unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting in accordance with GAAP, with HGV considered the acquirer of BVH. Accordingly, consideration paid or exchanged by HGV to complete the Transactions will generally be allocated to assets, liabilities and non-controlling interests of BVH based on their estimated fair values as of the date of completion of the Transactions. The acquisition method of accounting is dependent upon certain valuation assumptions, including those related to the preliminary purchase price allocation of the assets acquired, liabilities assumed and non-controlling interests of BVH based on management’s best estimates of fair value. The actual purchase price allocation may vary based on final analyses of the fair value of the acquired assets, assumed liabilities, non-controlling interests and changes in the acquired balances through the actual acquisition date, and is expected to be completed no later than 12 months after the date of completion of the Transactions. These changes may result in material adjustments to these unaudited pro forma condensed combined financial statements.

In an effort to present the unaudited pro forma condensed combined financial statements in a manner that we believe is clear and most useful to the potential users of these unaudited pro forma condensed combined financial statements, we have presented the values contained herein in millions (unless otherwise stated). Because BVH presents its historical financial statements in thousands, some amounts may not match BVH’s historical financial statements, due to rounding (refer to Note 4 of the unaudited pro forma condensed combined financial information).

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2023

(in millions)

			Pro Forma Adjustments
	HGV Historical	BVH Historical, as Reclassified (Note 4)	Financing Adjustments (Note 5)		Transaction Adjustments (Note 6)		Pro Forma Combined
Assets
Cash and cash equivalents	$227	135	$1,764	(a)	(1,553)	(a)	573
Restricted cash	308	55	—		—		363
Accounts receivable, net of allowance for doubtful accounts	441	19	—		—		460
Timeshare financing receivables, net	1,821	677	—		194	(b)	2,692
Inventory	1,308	450	—		11	(c)	1,769
Property and equipment, net	789	88	—		32	(c)	909
Operating lease right-of-use assets, net	62	20	—		(2)	(c)	80
Investments in unconsolidated affiliates	74	4	—		—		78
Goodwill	1,416	—	—		511	(c)	1,927
Intangible assets, net	1,186	61	—		585	(c)	1,832
Other assets	377	68	—		(40)	(d)	405

Total Assets	$8,009	$1,577	$1,764		$(262)		$11,088

Liabilities and Equity
Accounts payable, accrued expenses and other	$942	$146	$—		$84	(e)	$1,172
Advanced deposits	185	2	—		—		187
Debt, net	2,730	356	1,764	(a)	(256)	(f)	4,594
Non-recourse debt, net	1,038	560	—		(23)	(c)	1,575
Operating lease liabilities	80	25	—		(5)	(c)	100
Deferred revenues	229	56	—		—		285
Deferred income tax liabilities	657	126	—		181	(g)	964

Total Liabilities	5,861	1,271	1,764		(19)		8,877

Equity
Preferred stock	—	—	—		—		—
Common stock	1	—	—		—	(h)	1
Additional paid-in capital	1,535	51	—		(51)	(h)	1,535
Accumulated retained earnings	588	169	—		(253)	(i)	504
Accumulated other comprehensive loss	24	—	—		—		24

Total Equity of the Company	2,148	220	—		(304)		2,064

Non-controlling interests	—	86	—		61	(c)	147

Total Equity	2,148	306	—		(243)		2,211

Total Liabilities and Equity	$8,009	$1,577	$1,764		$(262)		$11,088

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2023

(in millions)

			Pro Forma Adjustments
	HGV Historical	BVH Historical, as Reclassified (Note 4)	Financing Adjustments (Note 5)		Transaction Adjustments (Note 6)		Pro Forma Combined
Revenues
Sales of VOIs, net	$1,040	$433	$—		$—		$1,473
Sales, marketing, brand and other fees	501	81	—		—		582
Financing	225	93	—		(10)	(aa)	308
Resort and club management	402	83	—		—		485
Rental and ancillary services	502	24	—		—		526
Cost reimbursements	289	71	—		—		360

Total revenues	2,959	785	—		(10)		3,734

Expenses
Cost of VOI sales	141	53	—		—		194
Sales and marketing	971	379	—		—		1,350
Financing cost	73	22	—		—		95
Resort and club management cost	129	24	—		—		153
Rental and ancillary services cost	460	25	—		—		485
General and administrative	130	81	—		—		211
Acquisition and integration-related expense	42	—	—		—		42
Depreciation and amortization	156	6	—		31	(cc)	193
License fee expense	101	4	—		—		105
Impairment expense	3	—	—		—		3
Cost reimbursements	289	71	—		—		360

Total operating expenses	2,495	665	—		31		3,191
Interest expense	(133)	(34)	(110)	(b)	10	(dd)	(267)
Equity in earnings from unconsolidated affiliates	7	—	—		—		7
Other gain, net	3	3	—		—		6

Income (loss) before income tax expense	341	89	(110)		(31)		289
Income tax expense (benefit)	(96)	(20)	28	(c)	8	(ee)	(80)

Net income (loss)	$245	$69	$(82)		$(23)		$209
Net income attributable to noncontrolling interests	—	(13)	—		—		(13)

Net income (loss) attributable to stockholders	$245	$56	$(82)		$(23)		$196

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2022

(in millions)

			Pro Forma Adjustments
	HGV Historical	BVH Historical, as Reclassified (Note 4)	Financing Adjustments (Note 5)			Transaction Adjustments (Note 6)			Pro Forma Combined
Revenues
Sales of VOIs, net	$1,130	$399	$—			$—			$1,529
Sales, marketing, brand and other fees	457	102	—			—			559
Financing	196	72	—			(8)	(aa)		260
Resort and club management	379	76	—			—			455
Rental and ancillary services	466	22	—			—			488
Cost reimbursements	215	55	—			—			270

Total revenues	2,843	726	—			(8)			3,561

Expenses
Cost of VOI sales	207	45	—			—			252
Sales and marketing	849	374	—			—			1,223
Financing cost	66	12	—			—			78
Resort and club management cost	118	22	—			—			140
Rental and ancillary services cost	426	27	—			—			453
General and administrative	158	73	—			—			231
Acquisition and integration-related expense	49	—	—			87	(bb)		136
Depreciation and amortization	181	6	—			31	(cc)		218
License fee expense	90	5	—			—			95
Impairment expense	—	—	—			—			—
Cost reimbursements	215	55	—			—			270

Total operating expenses	2,359	619	—			118			3,096
Interest expense	(105)	(18)	(110)	(b	)	1	(dd	)	(232)
Equity in earnings from unconsolidated affiliates	9	—	—			—			9
Other gain, net	1	—	—			—			1

Income before income tax expense	389	89	(110)			(125)			243
Income tax expense	(115)	(21)	28	(c	)	12	(ee	)	(96)

Net income	$274	$68	$(82)			$(113)			$147
Net income attributable to noncontrolling interests	—	(12)	—			—			(12)

Net income attributable to stockholders	$274	$56	$(82)			$(113)			$135

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED DECEMBER 31, 2022

(in millions)

			Pro Forma Adjustments
	HGV Historical	BVH Historical, as Reclassified (Note 4)	Financing Adjustments (Note 5)		Transaction Adjustments (Note 6)		Pro Forma Combined
Revenues
Sales of VOIs, net	$1,491	$536	$—		$—		$2,027
Sales, marketing, brand and other fees	620	135	—		—		755
Financing	267	100	—		(11)	(aa)	356
Resort and club management	534	103	—		—		637
Rental and ancillary services	626	27	—		—		653
Cost reimbursements	297	77	—		—		374

Total revenues	3,835	978	—		(11)		4,802

Expenses
Cost of VOI sales	274	59	—		—		333
Sales and marketing	1,146	505	—		—		1,651
Financing cost	103	17	—		—		120
Resort and club management cost	161	31	—		—		192
Rental and ancillary services cost	579	35	—		—		614
General and administrative	212	104	—		—		316
Acquisition and integration-related expense	67	—	—		87	(bb)	154
Depreciation and amortization	244	8	—		42	(cc)	294
License fee expense	124	6	—		—		130
Impairment expense	17	—	—		—		17
Cost reimbursements	297	77	—		—		374

Total operating expenses	3,224	842	—		129		4,195
Interest expense	(142)	(28)	(147)	(b)	3	(dd)	(314)
Equity in earnings from unconsolidated affiliates	13	—	—		—		13
Other loss, net	(1)	—	—		—		(1)

Income before income tax expense	481	108	(147)		(137)		305
Income tax expense	(129)	(26)	37	(c)	15	(ee)	(103)

Net income	$352	$82	$(110)		$(122)		$202
Net income attributable to noncontrolling interests	—	(17)	—		—		(17)

Net income attributable to stockholders	$352	$65	$(110)		$(122)		$185

See accompanying notes to unaudited pro forma financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 2023

(in millions)

			Pro Forma Adjustments
	HGV Historical	BVH Historical, as Reclassified (Note 4)	Financing Adjustments (Note 5)		Transaction Adjustments (Note 6)		Pro Forma Combined
Revenues
Sales of VOIs, net	$1,401	$570	$—		$—		$1,971
Sales, marketing, brand and other fees	664	114	—		—		778
Financing	296	121	—		(13)	(aa)	404
Resort and club management	557	110	—		—		667
Rental and ancillary services	662	29	—		—		691
Cost reimbursements	371	93	—		—		464

Total revenues	3,951	1,037	—		(13)		4,975

Expenses
Cost of VOI sales	208	67	—		—		275
Sales and marketing	1,268	510	—		—		1,778
Financing cost	110	27	—		—		137
Resort and club management cost	172	33	—		—		205
Rental and ancillary services cost	613	33	—		—		646
General and administrative	184	112	—		—		296
Acquisition and integration-related expense	60	—	—		—		60
Depreciation and amortization	219	8	—		42	(cc)	269
License fee expense	135	5	—		—		140
Impairment expense	20	—	—		—		20
Cost reimbursements	371	93	—		—		464

Total operating expenses	3,360	888	—		42		4,290
Interest expense	(170)	(44)	(147)	(b)	12	(dd)	(349)
Equity in earnings from unconsolidated affiliates	11	—	—		—		11
Other gain, net	1	3	—		—		4

Income before income tax expense	433	108	(147)		(43)		351
Income tax expense	(110)	(25)	37	(c)	11	(ee)	(87)

Net income	$323	$83	$(110)		$(32)		$264
Net income attributable to noncontrolling interests	—	(18)	—		—		(18)

Net income attributable to stockholders	$323	$65	$(110)		$(32)		$246

See accompanying notes to unaudited pro forma financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 – Description of the Transactions and Basis of Pro Forma Presentation

On November 5, 2023, HGV and BVH entered into the Merger Agreement. Pursuant to the terms of the Merger Agreement, each existing share of BVH common stock issued and outstanding will be exchanged for the right to receive $75.00 (the “Merger Consideration”). All BVH equity awards outstanding as of the Agreement Date will immediately vest and any performance conditions will be deemed satisfied, such that the holders of such awards will also be eligible to receive the Merger Consideration. Additionally, certain of BVH historical debt will be repaid by HGV in connection with the Transactions.

Certain reclassifications have been made in order to align the historical presentation of BVH to HGV. Refer to Note 4 for these reclassification adjustments.

The unaudited pro forma condensed combined financial information was prepared using the acquisition method of accounting and HGV is considered the accounting acquirer. The acquisition method of accounting, based on the Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”), uses the fair value concepts defined in ASC Topic 820, Fair Value Measurement (“ASC 820”). Fair value measurements can be highly subjective, and it is possible the application of reasonable judgment could result in alternative estimates using the same facts and circumstances. ASC 805 requires that assets acquired, liabilities assumed and non-controlling interests in a business combination be recognized at fair value as of the acquisition date, with any excess purchase price allocated to goodwill. Refer to Note 3.

The estimated fair values of the acquired assets, assumed liabilities and non-controlling interests as of the date of acquisition are based on estimates and assumptions of HGV. HGV will continue to finalize the valuations of the assets acquired, liabilities assumed and non-controlling interests which will be recorded upon (and, if necessary, after) the closing of the Transactions. The fair value allocation consists of preliminary estimates and analyses and is subject to change upon the finalization of the valuation analyses, and that change may be material.

For the purposes of preparing the unaudited pro forma condensed combined financial information, HGV has conducted a preliminary review of BVH’s accounting policies to identify significant differences. Upon consummation of the Transactions, or no later than 12 months after the date of consummation of the Transactions, HGV will conduct an additional review of BVH’s accounting policies to determine if differences in accounting policies or financial statement classification exist that may require adjustments to or reclassification of BVH’s results of operations, assets or liabilities to conform to HGV’s accounting policies and classifications. As a result of that review, differences may be identified that, when conformed, could have a material impact on the unaudited pro forma condensed combined financial statements.

Note 2 – Consideration Transferred

The following table presents the preliminary estimate of the fair value of the consideration transferred for the Transactions.

(in millions, except share and per share amounts)
Number of Class A Shares issued and outstanding as of the date of the Agreement Date	12,204,200
Number of Class B Shares issued and outstanding as of the date of the Agreement Date	3,664,117
Number of Class A shares deliverable as equity awards as of the date of the Agreement Date	1,169,466

Total shares and related equity awards outstanding as of the date of the Agreement Date	17,037,783
Cash consideration to shareholders and equity award holders per share	$75.00

Purchase price	$1,278
Repayment of BVH Debt(1)	244
Payment of Seller Transaction Fees(2)	31

Total Consideration Transferred	$1,553

(1)	Reflects the balance of BVH’s debt to be repaid by HGV. Refer to Note 6 below for more information about debt repayment.
(2)	Reflects transaction-related expenses expected to be incurred by BVH but paid by HGV.

Note 3 – Preliminary Fair Values of Assets Acquired, Liabilities Assumed and Non-controlling Interests

The following table presents our preliminary estimates of fair values of the assets that we acquired, the liabilities that we assumed and non-controlling interests as of September 30, 2023. Our preliminary estimates are based on the information that was available as of the date of this offering memorandum. As discussed in Note 1 herein, the preliminary estimated allocation will be subject to further refinement, as new information becomes available, and may result in material changes. These changes, as discussed in Note 6 herein, will primarily relate to the allocation of consideration transferred and the fair value assigned to all tangible and intangible assets and liabilities acquired and identified. The final purchase price and goodwill could differ significantly from the current estimate, which could materially impact these unaudited pro forma condensed combined financial statements.

(in millions)
Assets acquired
Cash and cash equivalents	$135
Restricted cash	55
Accounts receivable	19
Timeshare financing receivables	871
Inventory	461
Property and equipment, net	120
Operating lease right-of-use assets	18
Investments in unconsolidated affiliates	4
Intangible assets	646
Other assets	28

Total assets acquired	$2,357

Liabilities assumed
Accounts payable, accrued expenses and other	$146
Advanced deposits	2
Debt	100
Non-recourse debt	537
Operating lease liabilities	20
Deferred revenues	56
Deferred income tax liabilities	307

Total liabilities assumed	$1,168

Net assets acquired	$1,189
Total consideration transferred	$1,553

Non-Controlling Interests	$147

Goodwill	$511

The following shows a breakdown of the preliminary fair value of Intangible assets and the estimated useful lives as of September 30, 2023:

(in millions, except useful lives)	Useful life	Fair value
Bass Pro marketing agreement	20	$105
Trade names	7 to 8	30
Management contracts	17 to 20	433
Club member relationships	10 to 12	34
Other contract-related intangible assets	11 to 13	44

Total intangible assets acquired		$646

Each intangible asset was valued utilizing forms of the income approach, with the trade name being valued utilizing a relief-from-royalty method and the other intangible assets utilizing multi-period excess earnings methods. The key assumptions in the relief-from-royalty method include the projection period, royalty rate, and discount rate. The key assumptions in the multi-period excess earnings method include the projection period, revenue from existing contracts/relationships, contributory asset charges, and discount rate.

Note 4 – Reclassification Adjustments

The tables below represent the reclassification adjustments for certain financial statement line items, as reported by BVH under GAAP, to align with the expected presentation of the combined company, post- Transactions. Those balances not specifically referenced below have been presented within the equivalent HGV caption. In addition, the tables below include certain presentation only adjustments relating to the alignment of accounting policies. Some amounts may not match the BVH historical financial statements due to rounding.

BVH BALANCE SHEET RECLASSIFICATION ADJUSTMENTS

(in millions)	As of September 30, 2023
Accounts receivable, net of allowance for doubtful accounts, as reported	$—
Other assets	19

Accounts receivable, net of allowance for doubtful accounts, as reclassified	$19
Investments in unconsolidated affiliates, as reported	$—
Other assets	4
Investments in unconsolidated affiliates, as reclassified	$4
Other assets, as reported	$36
Accounts receivable, net of allowance for doubtful accounts	(19)
Investments in unconsolidated affiliates	(4)
Deferred income	37
Prepaid expenses	18
Other assets, as reclassified	$68
Accounts payable, accrued expenses and other, as reported	$—
Accounts payable	26
Accrued liabilities and other	120
Accounts payable, accrued expenses and other, as reclassified	$146

(in millions)	As of September 30, 2023
Accrued liabilities and other, as reported	$122
Accounts payable, accrued expenses and other	(120)
Advanced deposits	(2)

Accrued liabilities and other, as reclassified	$—
Advanced deposits, as reported	$—
Accrued liabilities and other	2

Advanced deposits, as reclassified	$2
Debt, net, as reported	$—
Receivable-backed notes payable – recourse	15
Note payable to BBX Capital, Inc.	35
Note payable and other borrowings	169
Junior subordinated debentures	137

Debt, net, as reclassified	$356
Deferred income (revenues), as reported	$19
Other assets	$37
Deferred income (revenues), as reclassified	$56

BVH STATEMENT OF OPERATIONS RECLASSIFICATION ADJUSTMENTS

(in millions)	9 Months Ended September 30, 2023	9 Months Ended September 30, 2022	Year Ended December 31, 2022	12 Months Ended September 30, 2023
Sales, marketing, brand and other fees, as reported	$—	$—	$—	$—
Fee-based sales commission revenue	41	57	73	57
Other fee-based services revenue	13	12	16	17
Other income, net	—	—	1	1
Cost of other fee-based services	4	6	10	8
Selling, general and administrative expenses	23	27	35	31

Sales, marketing, brand and other fees, as reclassified	$81	$102	$135	$114
Fee-based sales commission revenue, as reported	$41	$57	$73	$57
Sales, marketing, brand and other fees	(41)	(57)	(73)	(57)

Fee-based sales commission revenue, as reclassified	$—	$—	$—	$—
Other fee-based services, as reported	$107	$99	$132	$140
Sales, marketing, brand and other fees	(13)	(12)	(16)	(17)
Resort and club management	(83)	(76)	(103)	(110)
Rental and ancillary services	(11)	(11)	(13)	(13)

Other fee-based services, as reclassified	$—	$—	$—	$—
Rental and ancillary services, as reported	$—	$—	$—	$—
Other fee-based services revenue	11	11	13	13
Cost of other fee-based services	8	6	7	9
Selling, general and administrative expenses	5	5	7	7

Rental and ancillary services, as reclassified	$24	$22	$27	$29
Other income, net, as reported	$3	$—	$2	$5
Sales, marketing, brand and other fees	—	—	(2)	(2)
Other gain (loss), net	(3)	—	—	(3)

Other income, net, as reclassified	$—	$—	$—	$—
Cost of other fee-based services, as reported	$46	$42	$58	$62
Sales, marketing, brand and other fees	4	6	10	8
Rental and ancillary services	8	6	7	9
Sales and marketing expense	(9)	(5)	(8)	(12)
Resort and club management expense	(24)	(22)	(31)	(33)
Rental and ancillary services expense	(25)	(26)	(35)	(34)
Depreciation and amortization	—	(1)	(1)	—

Cost of other fee-based services, as reclassified	$—	$—	$—	$—
Sales and marketing, as reported	$—	$—	$—	$—
Cost of other fee-based services	9	5	8	12
Selling, general and administrative expenses	370	369	497	498

Sales and marketing, as reclassified	$379	$374	$505	$510
Financing expense, as reported	$—	$—	$—	$—
Interest expense	20	10	15	25
Selling, general and administrative expenses	2	2	2	2

Financing expense, as reclassified	$22	$12	$17	$27

BVH STATEMENT OF OPERATIONS RECLASSIFICATION ADJUSTMENTS

(in millions)	9 Months Ended September 30, 2023	9 Months Ended September 30, 2022	Year Ended December 31, 2022	12 Months Ended September 30, 2023
Depreciation and amortization, as reported	$—	$—	$—	$—
Cost of other fee-based services	—	1	1	—
Selling, general and administrative expenses	6	5	7	8

Depreciation and amortization, as reclassified	$6	$6	$8	$8
Interest expense, as reported	$54	$29	$43	$68
Financing expense	(20)	(11)	(15)	(24)

Interest expense, as reclassified	$34	$18	$28	$44
Selling, general and administrative, as reported	$435	$422	$575	$588
Sales, marketing, brand and other fees	23	27	35	31
Rental and ancillary services	5	5	7	7
Sales and marketing expense	(370)	(369)	(497)	(498)
Financing expense	(2)	(2)	(2)	(2)
General and administrative	(81)	(73)	(105)	(113)
Depreciation and amortization	(6)	(5)	(7)	(8)
Licensing fee expense	(4)	(5)	(6)	(5)

Selling, general and administrative, as reclassified	$—	$—	$—	$—

Note 5 – Financing Adjustments

The Escrow Issuers are offering $900 million aggregate principal amount of their senior secured notes due 2032. If the closing of the Offering occurs prior to the consummation of the Acquisitions, following the Escrow Release Date, the notes will be assumed by the Issuers.

In connection with the proposed Transactions, the Issuer obtained financing commitments for a new up to $900 million seven-year senior secured New Term Loan Facility and a new up to $900 million senior secured bridge facility (the “Secured Bridge Facility”), in each case with interest based on a benchmark rate (e.g., SOFR) for the interest period relevant to such borrowing plus certain margins. The Issuer does not intend to draw down on the Secured Bridge Facility, and will instead use the proceeds of the notes, currently expected to be $900 million in aggregate principal amount (together with the New Term Loan Facility, currently expected to be $900 million aggregate principal amount, the “Financing”) to finance the consummation of the Transactions. The Financing is depicted in the unaudited pro forma condensed combined statements of operation as if outstanding for the respective period.

a.	Reflects the notes and New Term Loan Facility obtained by the Issuer, net of debt issuance costs, as follows:

(in millions)	As of September 30, 2023
Notes and New Term Loan Facility	$1,800
Debt issuance costs	(36)

Total	$1,764

b.	Reflects interest expense and related amortization of financing costs related to the notes and the New Term Loan Facility obtained by the Issuer to effectuate the Transactions, as follows:

(in millions)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Twelve Months Ended September 30, 2023
Interest expense on the notes and New Term Loan Facility	$(106)	$(106)	$(142)	$(142)
Amortization of debt issuance costs	$(4)	$(4)	$(5)	$(5)

Total	$(110)	$(110)	$(147)	$(147)

Interest on the notes and New Term Loan Facility is based on an assumed variable benchmark rate. A 1/8 of a percentage point increase or decrease in the benchmark rate would result in a change in incremental annual interest expense of approximately $2 million.

c.

Reflects the income tax effect of the unaudited pro forma financing adjustments, based on a blended foreign, federal, and state statutory rate of approximately 25%. Certain transaction costs are nondeductible due to federal income tax limitations. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial statements depending on post-acquisition activities.

Note 6 - Transaction Adjustments

Pro Forma Balance Sheet Adjustments

a.	Reflects the consideration transferred to acquire BVH; refer to Note 2.

b.

Reflects the fair value adjustment to Timeshare financing receivables, net using the income approach. Subsequent to the Transactions, the Timeshare financing receivables acquired from BVH will fall within the scope of ASC 326, Financial Instruments—Credit Losses (“ASC 326” or “CECL”). ASC 326 requires that for purchased financial assets with credit deterioration (“PCD”), a CECL allowance is recognized at the closing of the Transactions with an offsetting adjustment to the amortized cost basis for any PCD loans acquired from the BVH loan portfolio. CECL also requires an additional allowance for non-PCD loans from the BVH portfolio which will be recognized through the income statement of HGV following the closing of the Transactions. HGV is continuing to evaluate the loan detail of the acquired BVH timeshare financing receivables as well as the change in credit environment and credit quality since origination of those assets; this evaluation impacts the determination of which acquired timeshare financing receivables have experienced credit deterioration and are considered PCD. The impact of this analysis on our unaudited pro forma condensed combined financial statements could be material.

c.	Reflects the preliminary fair value adjustments to acquired assets and assumed liabilities and to recognize goodwill; refer to Note 3 for preliminary fair values.

d.	Reflects the following fair value adjustments to Other assets:

(in millions)	As of September 30, 2023
Eliminate BVH’s unamortized deferred issuance costs on extinguished debt	$(1)
Eliminate BVH’s deferred incremental costs to obtain a contract	(39)

Total adjustments to Other assets	$(40)

e.	Reflects HGV’s estimated transaction costs expected to be incurred in connection with the Acquisition, net of tax.

f.	Reflects the following adjustments to Debt:

(in millions)	As of September 30, 2023
Eliminate BVH historical debt extinguished in connection with the Acquisition, net of debt issuance costs(1)	$(243)
Adjust assumed debt to its acquisition date fair value	(13)

Total adjustments to Debt, net	$(256)

(1)	Includes the outstanding balance of BVH’s Fifth Third Credit Facility, the PCB Loan, the BBX Note, the Liberty Bank Facility and the sixth series of the Bluegreen Subordinated Debentures.

g.

Record an increase to deferred tax liabilities based on the blended foreign, federal, and state statutory rate of approximately 25% multiplied by the fair value adjustments related to the assets acquired and liabilities assumed. These estimates are subject to further review by management of HGV and BVH, which may result in material adjustments to deferred taxes with an offsetting adjustment to Goodwill.

h.	Reflects adjustment to eliminate BVH’s historical Common stock and Additional paid-in-capital.

i.	Reflects the following adjustments to Accumulated retained earnings:

(in millions)	As of September 30, 2023
Eliminate BVH’s Accumulated retained earnings	$(169)
Record HGV’s estimated transaction costs, expected to be incurred in connection with the Acquisition, net of tax	(84)

Net adjustments to Accumulated retained earnings	$(253)

Pro Forma Income Statement Adjustments

aa.

Reflects amortization of the non-credit purchase premium adjustment to Timeshare financing receivables, net. HGV is continuing to evaluate the loan detail of the acquired BVH timeshare financing receivables as well as the change in credit environment and credit quality since origination of those assets; this evaluation impacts the determination of which acquired timeshare financing receivables have experienced more-than-insignificant credit deterioration and are considered PCD. The impact of this analysis on our unaudited pro forma condensed combined financial statements could be material.

bb.	Reflects HGV’s estimated transaction costs expected to be incurred in connection with the Acquisition, net of tax.

cc.

Reflects the following adjustments to depreciation and amortization expense, related to the recognition of property and equipment and intangible assets at fair value, and is based on the useful life of such assets:

(in millions)	Nine Months Ended September 30, 2023	Nine Months Ended September 30, 2022	Year Ended December 31, 2022	Twelve Months Ended September 30, 2023
New tangible asset depreciation	$8	$8	$11	$11
New intangible asset amortization	$29	$29	$39	$39
Elimination of historical BVH depreciation	$(6)	$(6)	$(8)	$(8)
Elimination of historical BVH amortization	$—	$—	$—	$—

Net adjustment to Depreciation and amortization	$31	$31	$42	$42

The preliminary estimates of fair value and corresponding useful lives of our tangible and intangible assets are still being finalized. Accordingly, a 10% change in the valuation of these assets would cause a corresponding increase or decrease in the balance of goodwill and would increase or decrease the annual depreciation and amortization expense by $5 million.

dd.

Reflects the following adjustments to Interest expense, to reflect the elimination of interest expense related to the extinguishment of certain BVH historical indebtedness, as described within Note 2. Additionally, reflects the corresponding impacts of the fair value adjustment to the historical BVH debt assumed by HGV:

(in millions)	9 Months Ended September 30, 2023	9 Months Ended September 30, 2022	Year Ended December 31, 2022	12 Months Ended September 30, 2023
Amortization associated with decrease in assumed BVH debt fair value, amortized over the remaining weighted average life	$(7)	$(7)	$(10)	$(10)
Elimination of historical interest and amortization of deferred issuance costs on BVH debt extinguished	$17	$8	$13	$22

Net adjustment to interest expense	$10	$1	$3	$12

ee.

Reflects the income tax effect of the unaudited pro forma adjustments, based on a blended federal and state statutory rate of approximately 25%. Certain transaction costs are non-deductible due to federal income tax limitations. The effective tax rate of the combined company could be significantly different than what is presented in these unaudited pro forma condensed combined financial statements depending on post-acquisition activities.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

New Term Loan Facility

We expect the Borrower will enter into a new $900 million senior secured term loan credit facility, which will be incurred as a new tranche of incremental term loans pursuant to an incremental amendment to the Existing Credit Agreement (the “New Term Loan Facility” and, together with the Existing Senior Secured Credit Facilities, the “Senior Secured Credit Facilities”; the loans under the New Term Loan Facility and Existing Term Loan Facility being referred to herein as the “Term Loans”), which will mature seven years from the closing date of the New Term Loan Facility (the “Closing Date”).

The Borrower will be the borrower under the New Term Loan Facility. In addition, the Senior Secured Credit Facilities provide, and the New Term Loan Facility will provide, the Borrower with the option to raise incremental credit facilities (including an uncommitted incremental facility that provides the Borrower the option to increase the amount available under the Existing Term Loan Facility, the New Term Loan Facility and/or the Revolving Credit Facility by an aggregate of up to the greater of (x) $625 million and (y) 100% of LTM EBITDA, subject to additional increases upon satisfaction of certain leverage-based tests), refinance the loans with debt incurred outside the credit agreement and extend the maturity date of the Revolving Credit Facility and Term Loans, subject to certain limitations. The Revolving Credit Facility and Existing Term Loan Facility include, and we also expect the New Term Loan Facility to include, the applicable terms described below.

Prepayments

We expect that any voluntary prepayment of the loans under the New Term Loan Facility (the “New Term Loans”) in connection with certain repricing transactions that occur prior to the six-month anniversary of the Closing Date, will be subject to a prepayment premium of 1.00% of the principal amount of the New Term Loans so prepaid.

Grand Islander Warehouse Facility

BRE Grand Islander Finance Company LLC (the “Grand Islander Warehouse Borrower”), our wholly-owned indirect subsidiary, is a party to a receivables loan agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Grand Islander Warehouse Loan Agreement”), dated as of January 26, 2015, with Wells Fargo Bank, National Association, as securities intermediary and paying agent, Bank of America, as administrative agent and structuring agent, and the other financial institutions from time to time party thereto as committed lenders and managing agents, pursuant to which the Grand Islander Warehouse Borrower is allowed to borrow up to a maximum amount of $125 million. HGV assumed the Grand Islander Warehouse Facility in connection with its acquisition which closed on November 30, 2023, in which HGV Parent acquired, through its indirect subsidiary, BRE Grand Islander Parent LLC (“Grand Islander Parent”) and Grand Islander Parent’s subsidiaries. At the time of such acquisition, certain of Grand Islander Parent’s subsidiaries were borrower to the Grand Islander Warehouse Loan Agreement and issuers of the BRE 2017-A asset-backed notes and the BRE 2019-A asset-backed notes. As a result, HGV Parent also acquired the indebtedness evidenced by such notes and the Grand Islander Warehouse Loan Agreement. The Grand Islander Warehouse Loan Agreement allows the Grand Islander Warehouse Borrower to borrow up to the maximum amount until April 23, 2024, subject to permitted extensions, and requires the Grand Islander Warehouse Borrower to repay all borrowed amounts no later than April 23, 2029. As of September 30, 2023, the Grand Islander Warehouse Borrower had borrowed $120 million thereunder. The loans are secured by timeshare loans, which in turn are secured by timeshare interests. For purposes of determining collateral value, the timeshare loans are required to satisfy certain eligibility criteria. Borrowings under the loan agreement are subject to availability under the borrowing base. The advance rate is tied to the type of timeshare loan, with advance rates ranging from 21.00% to 97.50% of the outstanding principal amounts of the eligible timeshare loans, subject to certain exceptions.

Interest on the loans is payable at a variable interest rate which, (a) in the case of a commercial paper conduit lender, is such lender’s cost of funds in the commercial paper market, plus a usage fee rate, and (b) in the case of any other lender, the forward-looking SOFR term rate administered by CME (subject to certain adjustments) plus 0.11%, plus a usage fee rate; provided that if the SOFR term rate is less than 0.0%, the SOFR term rate will be deemed 0.0%. Interest is payable monthly.

The Grand Islander Warehouse Borrower is a special purpose bankruptcy-remote direct subsidiary of BRE Grand Islander LLC, a Delaware limited liability company (the “Grand Islander Seller”), and was established to purchase the timeshare loans on a periodic basis from the BRE Seller. The loans are non-recourse obligations of the Grand Islander Warehouse Borrower. The Grand Islander Warehouse Borrower acquired the timeshare loans from the Grand Islander Seller pursuant to a sale and contribution agreement, dated as of January 26, 2015, which contains customary representations, warranties and covenants from the Grand Islander Seller. Grand Vacations Services LLC, our wholly owned subsidiary, acts as servicer (the “Grand Islander Servicer”) of the timeshare loans which are denominated in U.S. dollars and administers defaulted timeshare loans denominated in Japanese Yen, pursuant to a servicing agreement, dated as of January 26, 2015, which contains customary representations, warranties and covenants. The servicer is entitled to receive a monthly fee from the Grand Islander Warehouse Borrower for servicing and administering such timeshare loans. Capital Servicing Co., Ltd. services and administers the timeshare loans denominated in Japanese Yen which are not defaulted timeshare loans, pursuant to a JPY services agreement, dated as of January 26, 2015, and receives a monthly fee from the Grand Islander Warehouse Borrower for such services. HRC has provided a performance guaranty to Bank of America, as administrative agent, ensuring the punctual performance of the obligations (including the payment obligations) of the Grand Islander Servicer under the servicing agreement.

The Grand Islander Warehouse Loan Agreement contains customary affirmative covenants, including, among other things, maintenance of existence, maintenance of books and records, notice of certain events, reporting requirements and payment of taxes and compliance. The Grand Islander Warehouse Loan Agreement also contains customary negative covenants that generally, among other things, limit the Grand Islander Warehouse Borrower’s ability to incur any debt other than as contemplated by the Grand Islander Warehouse Loan Agreement, create liens other than as contemplated thereunder, guarantee obligations of any other person subject to certain exceptions, enter into transactions with affiliates subject to certain exceptions, engage mergers, consolidations or dispositions, and pay dividends or make other payments in respect of equity interests after the occurrence of certain events.

The loan agreement also contains certain customary events of default, including a change of control, the occurrence of a servicer termination event and the accompanying failure to appoint a successor servicer within a prescribed period of time, and certain timeshare loan performance measures.